Exhibit 2.1

EXECUTION COPY

EQUITY INTEREST PURCHASE AGREEMENT

dated as of

August 4, 2010

by and among

CATALYST HEALTH SOLUTIONS, INC.,

INDEPENDENCE BLUE CROSS,

QCC INSURANCE COMPANY,

FUTURESCRIPTS, LLC

and

FUTURESCRIPTS SECURE LLC

4.15.	Taxes	27

4.16.	Insurance	29

4.17.	Licenses, Permits and Authorizations	29

4.18.	Assets	30

4.19.	Real Property	30

4.20.	Intellectual Property	30

4.21.	Environmental Matters	31

4.22.	Absence of Changes	31

4.23.	Customers and Service Providers	33

4.24.	Affiliate Transactions	33

4.25.	Brokers’ Fees	33

4.26.	Bank Accounts; Powers of Attorney	34

4.27.	No Other Representations	34

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	34

5.1.	Corporate Organization	34

5.2.	Due Authorization and Authority	34

5.3.	No Conflict	35

5.4.	Governmental Authorities; Consents	35

5.5.	Brokers’ Fees	35

5.6.	Availability of Funds	35

5.7.	Litigation	35

5.8.	Investment Purposes; Independent Investigation	35

ARTICLE VI.	COVENANTS	36

6.1.	Conduct of Business	36

6.2.	Inspection	38

6.3.	Pay-Off Letters	38

6.4.	Affiliate Transactions	39

6.5.	Director and Officer Resignations	39

6.6.	Acquisition Proposal	39

6.7.	Support of Transaction	39

6.8.	Intentionally omitted	40

6.9.	Non-Competition; Non-Solicitation	40

6.10.	HSR Act	41

6.11.	Further Assurances	42

6.12.	Additional Financial Statements	42

6.13.	Insurance Matters	43

6.14.	Preliminary Transactions	43

6.15.	Employee Matters	43

6.16.	Notification of Certain Matters	47

6.17.	Directors and Officers Indemnification	47

6.18.	Transition Services Agreement	47

ARTICLE VII.	TAX MATTERS	47

7.1.	Indemnification for Tax Obligations	47

7.2.	Allocation of Taxes	48

7.3.	Cooperation	48

7.4.	Tax Returns	49

7.5.	Transfer Taxes	49

7.6.	Tax Contests	49

7.7.	Tax Refunds	50

ARTICLE VIII.	CONDITIONS TO OBLIGATIONS	51

8.1.	Mutual Conditions to Closing	51

8.2.	Conditions to Obligations of Purchaser	51

8.3.	Conditions to the Obligations of Parent and Seller	52

ARTICLE IX.	TERMINATION/EFFECTIVENESS	52

9.1.	Termination	52

9.2.	Effect of Termination	53

ARTICLE X.	INDEMNIFICATION	54

10.1.	Survival of Representations, Warranties and Covenants	54

10.2.	Purchaser Indemnified Parties	54

10.3.	Seller Indemnified Parties	54

10.4.	Limitations on Indemnification Liability	55

10.5.	Indemnification Sole and Exclusive Remedy	56

10.6.	Claims and Procedures	56

10.7.	Materiality Qualifiers	57

10.8.	Tax Treatment	57

10.9.	Effect of Insurance, Taxes and other Reimbursements	57

ARTICLE XI.	MISCELLANEOUS	57

11.1.	Notices	57

11.2.	Assignment	59

11.3.	Rights of Third Parties	59

11.4.	Expenses	59

11.5.	Governing Law	59

11.6.	Captions; Counterparts	59

11.7.	Schedules	59

11.8.	Construction	60

11.9.	Entire Agreement	60

11.10.	Amendments	60

11.11.	Publicity	61

11.12.	Severability	61

11.13.	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	61

11.14.	Parent Guaranty	61

Schedules*

Schedule 1(a)	Claims Processor
Schedule 1(b)	Excluded Liabilities
Schedule 1(c)	Key Vendors
Schedule 1(d)	Transition Services
Schedule 1(e)	Knowledge
Schedule 3.2	Due Authorization and Authority
Schedule 3.4	Brokers’ Fees
Schedule 4.4	No Conflict
Schedule 4.5	Governmental Authorities; Consents
Schedule 4.6	Capitalization of the Company
Schedule 4.8	Financial Statements
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Litigation and Proceedings
Schedule 4.11	Legal Compliance
Schedule 4.12(a)	Material Contracts
Schedule 4.12(b)	No Defaults
Schedule 4.12(c)	Pharmacy Audits
Schedule 4.12(d)	Claims Files
Schedule 4.13	Employee Benefit Plans
Schedule 4.14	Labor Relations
Schedule 4.15	Taxes
Schedule 4.16	Insurance
Schedule 4.17	Licenses, Permits and Authorizations
Schedule 4.18	Title to Assets
Schedule 4.19	Real Property
Schedule 4.20	Intellectual Property
Schedule 4.21	Environmental Matters
Schedule 4.22	Absence of Changes
Schedule 4.23	Customers; Service Providers
Schedule 4.25	Brokers’ Fees
Schedule 4.26	Bank Accounts; Powers of Attorney
Schedule 6.1	Conduct of Business
Schedule 6.5	Director and Officer Resignations
Schedule 6.9(a)	Non-Competition; Non-Solicitation
Schedule 6.14	Transferred Assets
Schedule 6.15(f)	Aggregate Balances
Schedule 8.2(c)	Governmental Consents & Approvals
Schedule 10.2	Indemnification
Schedule 11.9	Entire Agreement

*	Catalyst Health Solutions, Inc. agrees to furnish supplementally a copy of any omitted schedule to The Securities and Exchange Commission upon request.

EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (as it may be amended, modified or supplemented in accordance with its terms, this “Agreement”), dated as of August 4, 2010, is entered into by and among Catalyst Health Solutions, Inc., a Delaware corporation (“Purchaser”), Independence Blue Cross, a Pennsylvania non-profit corporation (“Parent”), QCC Insurance Company, a Pennsylvania corporation and subsidiary of Parent (“Seller”), FutureScripts, LLC, a Pennsylvania limited liability company (“FutureScripts”), and FutureScripts Secure LLC, a Pennsylvania limited liability company (“FutureScripts Secure” and, together with FutureScripts, the “Company”).

RECITALS

WHEREAS, Seller is the beneficial and record owner of all of the outstanding equity interests in (i) FutureScripts (the “FutureScripts Interests”) and (ii) FutureScripts Secure (the “FutureScripts Secure Interests” and, together with the FutureScripts Interests, the “Interests”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Interests pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Purchaser, Parent, Seller and the Company agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“AAIP” has the meaning specified in Section 6.15(g).

“AAIP Payments” has the meaning specified in Section 6.15(g).

“Acquisition Proposal” has the meaning specified in Section 6.6.

“Action” means any claim, action or suit, or any proceeding or investigation, by or before any Governmental Authority or any arbitration or mediation before any third party.

“Adjustment Amount” has the meaning specified in Section 2.5(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” (including the terms “controls”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and any United States Governmental Authority responsible for antitrust or competition approvals, consents or clearances.

“Audited Financial Statements” has the meaning specified in Section 6.12.

“Auditor” has the meaning specified in Section 2.5(b).

“Basket Amount” has the meaning specified in Section 10.4(b).

“Books and Records” of a Person means all books and records of such Person and its Subsidiaries, including all manuals, data, data models, reports, surveys, invoices, ledgers, accounting records, customer and supplier lists and reports, Claims data, customer financial data and information, sales, distribution and purchase correspondence, notebooks and logbooks, all original and duplicate copies of the foregoing and computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

“Business” means the pharmacy benefit management business of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Claim” means, for any measurement period, a prescription filled by a Pharmacy and adjudicated by or on behalf of the Company (or its successor(s) after the Closing Date) according to the terms and conditions of a Client Agreement and a Pharmacy Agreement for the benefit of the members of the Client referenced in the Client Agreement.

“Claims File” means the prescription claims data, including, without limitation, any and all related files and documents, provided to the Company from time to time by the Claims Processor or by Parent, Seller or any of their respective Affiliates (other than the Company).

“Claims Processor” means the entity set forth on Schedule 1(a).

“Client” means a client of the Company that is party to a Client Agreement.

“Client Agreement” means a Contract to which the Company and a client of the Company are bound.

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 2.5(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Indebtedness” has the meaning specified in Section 2.5(a).

“Closing Date Net Working Capital” has the meaning specified in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cure Period” has the meaning specified in Section 9.1(b).

“Competitive Business” has the meaning specified in Section 6.9(b).

“Contracts” means, with respect to any Person, any contracts, agreements, subcontracts, mortgages, leases, licenses, indentures, notes, bonds, loans, contracts for insurance policies, sales orders, purchase orders, or other legally binding agreements (including any document or instrument evidencing any indebtedness), whether written or oral, to which or by which such Person is legally bound.

“D&O Indemnified Parties” has the meaning specified in Section 6.17.

“Damages” means all losses, damages (excluding lost profits, diminution in value and consequential, incidental or punitive damages except to the extent any such damages are payable in connection with an Indemnification Claim based on or arising out of a third-party claim), deficiencies, awards, assessments, judgments, fines, penalties, costs, injuries, settlements, liabilities and expenses (including reasonable legal, accounting, expert, consulting and investigative fees, costs and expenses).

“Deficit Amount” has the meaning specified in Section 2.5(d).

“Determination Date” has the meaning specified in Section 2.5(b).

“Employment Laws” has the meaning specified in Section 4.14.

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules or regulations relating to pollution, the protection of the environment or the use, storage, treatment, handling, generation, release, disposal or transportation of, or exposure to, Hazardous Materials.

“Environmental Permits” means licenses, approvals, consents, registrations and permits required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Estimated Closing Balance Sheet” has the meaning specified in Section 2.4.

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.4.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.4.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) the Target Net Working Capital Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means the liabilities with respect to matters set forth on Schedule 1(b).

“Financial Statements” has the meaning specified in Section 4.8.

“Fundamental Representations” has the meaning specified in Section 10.1.

“FutureScripts” has the meaning specified in the Preamble hereto.

“FutureScripts Interests” has the meaning specified in the Recitals hereto.

“FutureScripts Operating Agreement” means the Limited Liability Company Operating Agreement of FutureScripts, dated as of May 31, 2006.

“FutureScripts Secure” has the meaning specified in the Preamble hereto.

“FutureScripts Secure Interests” has the meaning specified in the Recitals hereto.

“FutureScripts Secure Operating Agreement” means the Limited Liability Company Operating Agreement of FutureScripts Secure, dated as of July 31, 2006.

“GAAP” has the meaning specified in Section 2.4.

“Government Contract” means any Contract (whether prime contract, subcontract, grant, subgrant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement) between a Person and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any Contract of a type descried in clauses (i) or (ii) above.

“Governmental Authority” means (i) any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body (whether domestic, national, federal, state, provincial, municipal, local, foreign or multinational), agency, department, commission or other authority or instrumentality, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, expropriation or taxing authority under or for the account of any of the above.

“Governmental Order” means any ruling, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or made by or with any Governmental Authority.

“Guarantee” means (i) any guarantee of the payment or performance of any indebtedness or other obligation of any other Person, including letters of credit provided in respect of an obligation of another Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any Contract of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any indebtedness owed by such obligor, or (C) to maintain the capital, working capital, solvency or general financial condition of such obligor (including any agreement of one Person to maintain the solvency, net worth or financial condition of another Person), and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hazardous Material” means any pollutant, contaminant, chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“Healthcare Regulatory Approvals” has the meaning specified in Section 4.5.

“HIPAA” means the Health Insurance Portability and Accountability Act, as amended, and the rules and regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” has the meaning specified in Section 7.2.

“Increase Amount” has the meaning specified in Section 2.5(d).

“Indebtedness” of any Person as of any date means all (i) liabilities of such Person and its Subsidiaries for borrowed money, (ii) indebtedness of such Person and its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, (iii) obligations of such Person or any of its Subsidiaries for the deferred purchase price of goods or services (other than trade payables or accruals in the Ordinary Course of Business), (iv) obligations of such Person or any of its Subsidiaries under capital leases, (v) obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities, (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vii) deferred revenues to the extent already received in cash, (viii) break fees or other breakage costs in respect of any outstanding derivatives contract, including any interest rate or currency swap or hedge agreement, (ix) obligations of such Person or any of its Subsidiaries in the nature of Guarantees of the obligations described in clauses (i) through (viii) above of any other Person, or

(x) accrued interest, fees and other expenses, including prepayment penalties, premiums and other breakage fees, owed with respect to any of the obligations described in clauses (i) through (ix) above, in each case determined on a consolidated basis. For the avoidance of doubt, Indebtedness shall not include: (i) obligations under or with respect to issued but uncleared checks and drafts, (ii) accounts payable, (iii) accrued operating expenses incurred in the ordinary course of business, (iv) reserves for uncollectible debts set forth on the Financial Statements, or (v) accrued Taxes which are not yet due and payable as set forth on the Financial Statements.

“Indemnification Claim” has the meaning specified in Section 10.6.

“Indemnified Party” means a Person entitled to indemnification pursuant to ARTICLE X.

“Indemnifying Party” means a Person required to provide indemnification pursuant to ARTICLE X.

“Ineligible Person” means any Person that (i) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or non-procurement programs, or (ii) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

“Intellectual Property” means any of the following in any country of the world: (i) patents, patent applications, continuations, continuations-in-part, foreign counterparts and divisionals, (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks and any goodwill associated with any of the foregoing, (iii) registered and unregistered copyrights, and applications for registration of copyright, (iv) internet domain names, (v) trade secrets, know how and proprietary and confidential information, (vi) rights in computer software and (vii) rights in databases and corresponding data therein.

“Interests” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“Key Vendors” means the entities set forth on Schedule 1(c).

“Law” means any federal, state, local, municipal or foreign constitution, treaty, statute, law, ordinance, code, rule, or regulation of any Governmental Authority, as amended, or any Governmental Order.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, attachment, encumbrance, security interest, license, assignment, ownership interest or claim of another Person or other lien of any kind.

“Material Adverse Effect” means when used with respect to any Person (i) where such Person is a party hereto, any material adverse effect on the ability of such Person to perform its obligations hereunder, or (ii) a material adverse effect, event, circumstance, occurrence or development that, individually or in the aggregate, would reasonably be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect: (i) events, changes, conditions, or effects generally adversely affecting the United States economy as a whole or such Person’s industry (including any changes to GAAP or regulatory accounting principles generally applicable to such industry) in each case which do not disproportionately impact such Person relative to other Persons operating in the same industries; (ii) national or international political or social events, changes, conditions or effects, including, without limitation, those attributable to acts of war, terrorism, or the outbreak of hostilities, in each case which do not disproportionately impact such Person relative to other Persons operating in the same industries; (iii) compliance by such person with or performance by such Person of its obligations under this Agreement, (iv) the announcement, public disclosure or pendency of this Agreement or the transactions contemplated hereby, (v) any failure by such Person to achieve any financial, sales or other projections or forecasts, and normal seasonal changes in such Person’s results of operations to the extent consistent in timing and amounts to the prior comparable time periods (provided that clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has in and of itself resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), or (vi) material changes in the laws regulating the Company which do not disproportionately impact such Person relative to other Persons operating in the same industries.

“Material Contract” has the meaning specified in Section 4.12(a).

“Member Lives” means the aggregate number of natural persons, as of any date of determination, with respect to whom a Claim was permitted to be filed pursuant to any Client Agreement or Pharmacy Agreement.

“Multiemployer Plan” has the meaning specified in Section 4.13(a).

“Net Working Capital” as of any date means (a) the combined current assets of the Company as of such date (including cash and cash equivalents but excluding the current portion of any deferred Tax asset), minus (b) the sum of (i) the combined current liabilities of the Company as of such date (excluding (x) the current portion of Indebtedness, (y) any deferred Tax liability, and (z) the out-of-pocket expenses of the Company with respect to the engagement of the Company’s independent accountants incurred in connection with preparation of the Audited Financial Statements,), (ii) any Transaction Related Expenses to the extent not paid at or prior to Closing or taken into account in the determination of the Purchase Price pursuant to Section 2.2(a), and (iii) any payment, including any stay-bonus, transaction completion bonus, retention or similar payment, made or required to be made to any officer, director or employee of such Person or its Subsidiaries as a result of the transactions contemplated hereby, including, without limitation, any AAIP Payments, in each case determined in accordance with GAAP and without duplication. Net Working Capital shall exclude the amounts payable by Parent pursuant to Section 6.15(g) and Section 6.15(h).

“Operating Agreements” means the FutureScripts Operating Agreement and the FutureScripts Secure Operating Agreement.

“Ordinary Course of Business” means, with respect to a Person, actions that are in the ordinary course of the business of such Person and its Subsidiaries, as such business was conducted prior to the date hereof, consistent with past practices.

“PBGC” has the meaning specified in Section 4.13(g).

“Parent” has the meaning specified in the Preamble hereto.

“Parent 401(k) Plan” has the meaning specified in Section 6.15(b).

“Parent FSA Plan” has the meaning specified in Section 6.15(f).

“Permits” has the meaning specified in Section 4.17.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens imposed by statute with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) statutory liens for Taxes not yet due and payable, (iii) present zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Authority, (iv) other Liens or title or other imperfections which arise in the Ordinary Course of Business and do not materially and adversely interfere with the present use of the property or asset subject thereto or affected thereby, (v) purchase money Liens and Liens securing rental payments under capital lease arrangements; (vi) all exceptions set forth in any title commitment report or policy or otherwise discoverable based on a physical inspection of the applicable property or asset, and (vii) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface obligations, including without limitation, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of or for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and any other easements and rights-of-way.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Pharmaceutical Manufacturer” means any Person that develops, produces, manufactures, creates, licenses or distributes any drug, medicine or other substance used in the treatment, cure, prevention or diagnosis of any illness, disease, disorder or other condition.

“Pharmaceutical Manufacturer Agreement” means a Contract to which the Company and a Pharmaceutical Manufacturer are bound.

“Pharmacy” means a retail, mail order, specialty or other pharmacy.

“Pharmacy Agreement” means a Contract to which the Company and a Pharmacy are bound.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Prime Rate” means the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchaser” has the meaning specified in the Preamble hereto.

“Purchaser Cure Period” has the meaning specified in Section 9.1(c).

“Purchaser FSA Plan” has the meaning specified in Section 6.15(f).

“Purchaser Indemnified Parties” has the meaning specified in Section 10.2.

“Purchaser Plan” has the meaning specified in Section 6.15(c).

“Rebate Aggregator” means a Person that either (i) provides formulary management and formulary rebate administrative services or (ii) aggregates purchasing volume and distributes rebates to pharmacy benefit managers.

“Rebate Aggregator Agreement” means a Contract to which the Company and a Rebate Aggregator are bound.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the Preamble hereto.

“Seller Indemnified Parties” has the meaning specified in Section 10.3.

“Seller Policies” has the meaning specified in Section 4.16.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interest is owned, directly or indirectly, by such Person.

“Survival Expiration Date” means, with respect to any representation, warranty or covenant set forth in this Agreement, the date on which such provision no longer survives the Closing pursuant to the terms of Section 10.1.

“Target Net Working Capital Amount” means $1.00.

“Tax Claim” has the meaning specified in Section 7.6.

“Taxes” means all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether imposed directly or as a result of being a member of a consolidated, combined or unitary tax group, under Treasury Regulation § 1.1502 -6, as transferee or successor, by contract or otherwise, and including any interest, penalty, or addition thereto.

“Taxpayer” has the meaning specified in Section 4.15(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or other similar document, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Terminating Company Breach” has the meaning specified in Section 9.1(b).

“Terminating Purchaser Breach” has the meaning specified in Section 9.1(c).

“Termination Date” means December 31, 2010.

“Total Claims” means, for any measurement period, (i) the aggregate number of Claims during such measurement period, minus (ii) the aggregate number of Claims reversed, returned, canceled or otherwise rejected by the Company during such measurement period.

“Transaction Related Expenses” of any Person means any expenses incurred by such Person or any of its Subsidiaries, or by any holder of equity securities of such Person or other shares in the capital stock of such Person or Affiliates of such holders to the extent that such Person or its Subsidiaries is liable therefor, in connection with the transactions contemplated by this Agreement, including (i) the fees and disbursements of counsel to such Person or their independent accountants, financial advisors or other advisors in connection with the transactions contemplated hereby to the extent payable by such Person or its Subsidiaries, and (ii) any expenses incurred by such Person or its Subsidiaries in connection with the transactions contemplated hereby or for which any of them may have any liability, including expenses allocated to such Person under this Agreement.

“Transfer Taxes” has the meaning specified in Section 7.5.

“Transferred Assets” has the meaning specified in Section 6.14.

“Transition Services Agreement” means the Transition Services Agreement for the services set forth on Schedule 1(d) to be entered into by and among Parent, Purchaser and the Company, in form and substance reasonably satisfactory to Parent, Purchaser and the Company.

“Unaudited September 30, 2010 Financial Statements” has the meaning specified in Section 6.12.

As used herein, the phrase “to the knowledge” of Parent, Seller and/or the Company shall mean the actual knowledge of the persons set forth on Schedule 1(e).

ARTICLE II.

SALE AND TRANSFER OF THE INTERESTS

2.1. Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser all of the Interests, free and clear of all Liens, and Purchaser hereby agrees to purchase, accept and receive such Interests from Seller.

2.2. Purchase Price.

(a) Purchase Price. Subject to the adjustments set forth in Section 2.5, the “Purchase Price” for the Interests shall consist of $225,000,000, minus (i) the Closing Date Indebtedness, and (ii) the Transaction Related Expenses of the Company (to the extent not paid prior to Closing).

(b) Payments at Closing. At the Closing, Purchaser shall deliver to Seller an aggregate amount in cash equal to $225,000,000:

(i) plus the Estimated Net Working Capital Adjustment Amount,

(ii) minus an amount equal to the sum of (A) the Estimated Closing Date Indebtedness and (B) the Transaction Related Expenses of the Company (to the extent not paid prior to Closing),

such amount to be paid by wire transfer of immediately available funds to account(s) designated by Seller in writing to Purchaser at least three (3) Business Days prior to the Closing Date.

2.3. Closing. The closing of the purchase and sale of the Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004 on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII or such other date as the parties may choose (the “Closing Date”).

2.4. Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Indebtedness; Transaction Related Expenses. Not less than five (5) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Parent shall deliver to Purchaser an estimate of the combined balance sheet of the Company as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a written statement setting forth (a) its good faith estimate of (i) the Net Working Capital as set forth on the Estimated Closing Balance Sheet (the “Estimated Closing Date Net Working Capital”), (ii) the aggregate amount of Indebtedness of the Company as of the Closing Date (the “Estimated Closing Date Indebtedness”), in each case, determined without giving effect to the consummation of transactions contemplated by this Agreement, and (iii) the aggregate Transaction Related Expenses of the Company to the extent not paid prior to the Closing, and (b) Parent’s calculation of the Estimated Net Working Capital Adjustment Amount. The Estimated Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a basis consistent with the Interim Financial Statements.

2.5. Adjustment Amount.

(a) Within one hundred eighty (180) days after the Closing Date, Purchaser shall prepare and deliver to Parent an unaudited combined balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), and a written statement setting forth (i) a calculation of Net Working Capital as set forth on the Closing Balance Sheet (the “Closing Date Net Working Capital”) and (ii) a calculation of the aggregate amount of all Indebtedness of the Company as of the Closing Date (“Closing Date Indebtedness”), in each case, determined without giving effect to the consummation of the transactions contemplated hereby. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the Interim Financial Statements. Following the Closing, Purchaser shall provide Parent and its representatives access to the Books and Records, properties and personnel of the Company relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company to cooperate with Parent in connection with its review of the Closing Balance Sheet.

(b) If Parent shall disagree with the calculation of Closing Date Net Working Capital and/or Closing Date Indebtedness, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that Parent does not provide such a notice of disagreement within such thirty (30)-day period, Parent shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital and Closing Date Indebtedness delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Parent shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital and/or Closing Date Indebtedness. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Purchaser and Parent (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 2.5(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) Closing Date Net Working Capital and/or Closing Date Indebtedness require adjustment. The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by Parent. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital and Closing Date Indebtedness are finally determined in accordance with this Section 2.5(b) is hereinafter referred to as the “Determination Date.”

(c) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital, minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Indebtedness, minus Closing Date Indebtedness. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.5(d).

(d) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, within five (5) Business Days of the Determination Date, Purchaser shall pay to Seller an amount in cash equal to the Adjustment Amount, as finally determined, less any applicable withholding, plus interest thereon from the Closing Date to the date of payment. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, within five (5) Business Days of the Determination Date, Seller shall pay to Purchaser an amount in cash equal to the Deficit Amount, as finally determined, less any applicable withholding, plus interest thereon from the Closing Date to the date of payment at an annual rate equal to the Prime Rate. Any payment to be made pursuant to this Section 2.5(d) shall be made by wire transfer of immediately available funds to the account(s) designated by the recipient of such payment.

2.6. Withholding. Notwithstanding any other provision to this Agreement, Purchaser and the Company shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that Purchaser and the Company are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign law. To the extent that amounts are so withheld by Purchaser or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Purchaser and the Company, as applicable, shall disburse such withheld amounts to the applicable Governmental Authority.

2.7. Tax Treatment. The parties hereto agree that the purchase of 100% of the Interests contemplated by this Agreement will be treated for U.S. federal income Tax purposes as a purchase and sale of the assets, and transfer of the liabilities, of the Company. Purchaser and Seller shall each be entitled to determine its own purchase price allocation for federal income tax purposes, and neither party shall be bound by the other party’s allocation.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller, jointly and severally, represent and warrant to Purchaser as follows:

3.1. Ownership. Seller owns of record on the date hereof the Interests free and clear of all Liens. Other than the Operating Agreements, neither Parent, Seller nor any of their respective Affiliates is a party to any Contract relating to the issuance, voting, sale, transfer or any other rights with respect to the Interests.

3.2. Due Authorization and Authority.

(a) Each of Parent and Seller has full power and authority to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and constitutes a legal, valid and binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of Parent and Seller is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and the execution, delivery and performance by each of Parent and Seller of this Agreement are within their respective powers and have been duly authorized by all necessary corporate or other action on their behalf. Except as set forth on Schedule 3.2, no other action on the part of either Parent or Seller is necessary to authorize the execution and delivery of this Agreement or the performance of their respective obligations hereunder.

(c) Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any transactions contemplated hereby or thereby will (i) violate any Law to which Parent or Seller is subject or any provision of their respective Certificates of Incorporation or Bylaws or similar documents, if applicable, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice under any material Contract to which Parent or Seller is a party or by which Parent or Seller is bound or to which any of Parent’s or Seller’s assets are subject or (iii) result in the imposition or creation of any Lien upon or with respect to any of the Interests.

3.3. Litigation and Proceedings. There are no Actions (other than investigations not known to Parent or Seller) pending or, to the knowledge of Parent or Seller, threatened against or relating to Parent or Seller seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would adversely affect or prevent the purchase and sale of the Interests or otherwise have a Material Adverse Effect on the ability of Parent or Seller to perform its obligation under this Agreement.

3.4. Brokers’ Fees. Except as set forth on Schedule 3.4, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Parent and Seller, jointly and severally, represent and warrant to Purchaser as follows:

4.1. Organization. FutureScripts and FutureScripts Secure have been duly formed and are validly existing limited liability companies in good standing under the Laws of Pennsylvania and have the limited liability company power and authority to own, lease and operate properties and assets and to conduct business as it is now being conducted. The copies of the Articles of Organization of each of FutureScripts and FutureScripts Secure, the FutureScripts Operating Agreement and the FutureScripts Secure Operating Agreement previously made available by the Company to Purchaser are true, correct and complete. FutureScripts and FutureScripts Secure are duly licensed or qualified and in good standing in all material respects as foreign limited liability companies in each jurisdiction in which the ownership of their property or the character of their activities require FutureScripts and FutureScripts Secure to be so licensed or qualified. FutureScripts and FutureScripts Secure are not in violation of any of the provisions of their Articles of Organization and Operating Agreements.

4.2. Subsidiaries. The Company has no Subsidiaries and does not own any equity interests in any Person.

4.3. Due Authorization and Authority.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of managers of each of FutureScripts and FutureScripts Secure, and no other proceeding on the part of FutureScripts or FutureScripts Secure is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The board of managers of FutureScripts, at a meeting duly called and held prior to the execution of this Agreement or pursuant to a written consent duly executed and adopted in accordance with the Operating Agreements, duly adopted resolutions (i) approving and declaring this Agreement and the transactions contemplated hereby advisable and in the best interests of FutureScripts and its members and (ii) authorizing FutureScripts to enter into this Agreement and to consummate the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement. A copy of such resolutions of the board of managers of FutureScripts have been delivered to Purchaser and such resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

(c) The board of managers of FutureScripts Secure, at a meeting duly called and held prior to the execution of this Agreement or pursuant to a written consent duly executed and adopted in accordance with the Operating Agreements, duly adopted resolutions (i) approving and declaring this Agreement and the transactions contemplated hereby advisable and in the best interests of FutureScripts Secure and its members and (ii) authorizing FutureScripts Secure to enter into this Agreement and to consummate the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement. A copy of such resolutions of the board of managers of FutureScripts Secure have been delivered to Purchaser and such resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.4. No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate in any material respect any provision of, or result in the material breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law (including any federal or state securities Laws), (b) violate any provision of, or result in the breach of or default under, the Articles of Organization or Operating Agreements of the Company, (c) require that any consent under, or waiver of, any provision of the Company’s Articles of Organization or Operating Agreements be obtained, (d) violate in any material respect any Material Contract, or terminate or result in the termination of any such Material Contract, (e) result in the creation of any Lien upon any of the material properties or assets of the Company, (f) result in the acceleration of the time for performance of any obligation under any Material Contract, (g) require that any consent or waiver under any Material Contract be obtained, or (h) result in a violation or revocation of any license, permit or approval from any Governmental Authority (excluding, however, any revocation, suspension or nonrenewal of a license, permit or approval that arises out of the Company’s inability or failure to qualify for such license, permit or approval in the period after the Closing Date (other than as a result of any action (or inaction) taken (or not taken) by Parent, Seller or the Company prior to the Closing or as a result of the consummation of the transactions contemplated hereby)).

4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, Seller or the Company with respect to Parent’s, Seller’s or the Company’s authorization, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) actions required by federal or state Governmental Authorities with jurisdiction over the Medicare and Medicaid programs, provision of pharmacy benefit management services, insurance and risk-sharing arrangements, products and services, the provision of third party administrator services, or the provision of utilization review services, in each case to the extent applicable (collectively, the “Healthcare Regulatory Approvals”), and (c) as otherwise disclosed on Schedule 4.5.

4.6. Capitalization of the Company. The FutureScripts Interests and the FutureScripts Secure Interests are all of the issued and outstanding equity interests of each of FutureScripts and FutureScripts Secure, respectively. All of the issued and outstanding Interests are (a) duly authorized and validly issued and fully paid and nonassessable, (b) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Articles of Organization or Operating Agreements or any Contract to which FutureScripts or FutureScripts Secure are a party or otherwise bound, and (c) offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and all requirements set forth in applicable Contracts governing the issuance of the Interests. Except as set forth in Schedule 4.6, FutureScripts and

FutureScripts Secure do not have any equity interests reserved for issuance or any outstanding or authorized restricted equity, options, warrants, phantom equity, equity appreciation rights or other rights relating to their equity interests or any outstanding or authorized securities or obligations convertible into, related to or exchangeable or exercisable for, or giving any Person any right to vote or any right to subscribe for or acquire from FutureScripts or FutureScripts Secure, any equity interests. Except as set forth in Schedule 4.6, there are no outstanding obligations of FutureScripts or FutureScripts Secure to repurchase, redeem or otherwise acquire any equity interests of either FutureScripts or FutureScripts Secure. Except as set forth on Schedule 4.6, Parent, Seller, FutureScripts and FutureScripts Secure are not party to any voting trust, voting agreement or shareholder agreement with respect to the equity interests in the Company.

4.7. Intentionally Omitted.

4.8. Financial Statements. Attached as Schedule 4.8 hereto are true, correct and complete copies of (a) unaudited balance sheets and statements of income and cash flow of each of FutureScripts and FutureScripts Secure as of and for the twelve-month period ended December 31, 2009 (the “2009 Financial Statements”), and (b) unaudited balance sheets and statements of income and cash flow of each of FutureScripts and FutureScripts Secure as of and for the six-month periods ended June 30, 2010 (the “Interim Financial Statements”, and together with the 2009 Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods specified therein, and present fairly in all material respects the financial position and results of operations and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements (except for the absence of footnotes and other presentation items and, in the case of the Interim Financial Statements, for normal, recurring, year-end adjustments which are not material individually or in the aggregate). The Financial Statements are consistent in all material respects with the Books and Records of Parent, Seller and the Company (which, in turn, are accurate and complete in all material respects). The financial and accounting records of the Company, as furnished to Purchaser, are accurate and complete in all material respects.

4.9. Undisclosed Liabilities. The Company does not have any material liability or obligation (whether absolute, accrued, contingent, unliquidated, determined, determinable or otherwise, and whether due or to become due and regardless of when or by whom asserted), except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) disclosed on Schedule 4.9, (c) current liabilities incurred in the Ordinary Course of Business since the date of the balance sheet included in the Interim Financial Statements, or (d) pursuant to the terms of Contracts in effect as of the date hereof or entered into after the date hereof and not otherwise in violation of this Agreement (none of which results from a breach of such Contracts).

4.10. Litigation and Proceedings. Except as set forth on Schedule 4.10, there are no (a) Actions (other than investigations not known to the Company) pending or, to the knowledge of the Company, threatened against the Company or (b) to the knowledge of the Company, investigations by a Governmental Authority (including the Department of Health and Human Services or other federal or state Governmental Authority with jurisdiction over the provision of health care items and services) pending or threatened with respect to the Company. Except as set forth on Schedule 4.10, during the past three (3) years, the Company has not settled, or agreed to settle, any material Actions. Except as set forth on Schedule 4.10, there is no, and during the past three (3) years there has not been any, material Governmental Order of any Governmental Authority (including the Department of Health and Human Services or other federal or state Governmental Authority with jurisdiction over the provision of health care items and services) or material order of an arbitrator outstanding against the Company, or against any assets of the Company.

4.11. Legal Compliance.

(a) Except as set forth on Schedule 4.11, the Company is, and at all times during the preceding three (3) years has been, in compliance in all material respects with all applicable Laws and Governmental Orders. Except as set forth on Schedule 4.11, during the preceding three (3) year period, the Company has not received or been subject to any written notice, charge, claim or assertion alleging any material violations of Laws, and to the knowledge of the Company, no charge, claim, assertion or action alleging any violation of any Law by the Company is currently threatened against the Company. There is no Governmental Order or order of an arbitrator issued specifically with respect to the Company or the Business or assets of the Company that is currently outstanding or binding upon the Company or any of its properties. The Company has not, during the preceding three (3) years, conducted any internal investigation in connection with which the Company retained outside legal counsel for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged material violation of any Law by the Company.

(b) Without limiting the generality of Section 4.11(a), at all times during the preceding three (3) years, the Company has complied, and continues to comply, in all material respects with (i) all Laws relating to data collection, use, privacy or protection and all additional or higher leading industry standards or requirements, including HIPAA, (ii) all requirements applicable to a Covered Entity (as defined under HIPAA) to the extent applicable to the Company, and (iii) all requirements of all Business Associate Agreements (as defined under HIPAA) entered into by the Company with Covered Entities. During the preceding three years, the Company has not experienced any incident in which personally identifiable information or other protected information relating to individuals has been stolen or improperly accessed or any other security breach, including any breach of security or any notices or complaints from any Person regarding any such information. During the preceding three years, the Company has not received any written notices from any Person regarding the Company’s failure to comply with any Laws relating to data collection, use, privacy or protection including, without limitation, any notice from any Covered Entity for which the Company is a Business Associate, or from the Department of Health and Human Services or any other Governmental Authority, regarding its failure to comply in any material respect with HIPAA.

(c) Without limiting the generality of Section 4.11(b):

(i) The Company has operated its business in material compliance with all applicable Laws affecting contractors and subcontractors under federal or state healthcare programs (including the Medicare and Medicaid programs), and all manuals and other interpretations thereof promulgated by federal or state healthcare program contracting agencies, as now in effect and applicable to its business, including, but not limited to, the Social Security Act, the Federal Acquisition Regulation, and the regulations, manuals, guidance, and other pronouncements of the Department of Health and Human Services and the Centers for Medicare and Medicaid Services;

(ii) Neither the Company nor, any of its officers, managers, or employees, nor to the knowledge of the Company, any of its contractors or agents, is an Ineligible Person;

(iii) The Company, and to the knowledge of the Company, all directors, officers, managers, employees, contractors, and agents of the Company, are in material compliance with, to the extent applicable, (A) all federal laws, rules, regulations, and applicable guidance relating to health care fraud and abuse, including: the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, the Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq.; (B) any and all state laws relating to health care fraud and abuse; (C) state laws relating to Medicaid or any other state health care or health insurance programs; (D) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (E) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (F) any and all federal and state laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like;

(iv) The Company has complied in all material respects with record retention requirements of federal and state agencies and private entities with which the Company has contracted including, without limitation, the federal and state Medicare and Medicaid programs;

(v) There is no Action (other than investigations not known to the Company) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company relating to the Company’s participation in any federal, state or private third-party payment program. No federal, state or private third-party payment program has imposed a material fine, penalty or other sanction on the Company and the Company has not been excluded or suspended from participation in any such program;

(vi) The Company has filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, and have timely paid all material fees and assessments due and payable in connection therewith; and

(vii) Neither the Company, nor any of its employees, agents or other Persons acting on the Company’s behalf, has directly, or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject the Company to any material damage or penalty in any Action.

4.12. Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true, correct and complete list of all Material Contracts. The Company has delivered or made available to Purchaser or its agents or representatives true, correct and complete copies of all written Material Contracts. For the purposes of this Agreement, “Material Contracts” means the following to which the Company is bound:

(i) Each Contract (other than the types of Contracts described in other clauses of this Section 4.12(a)) that involved aggregate payments or consideration furnished by or to the Company of more than $150,000 in the 2009 calendar year, or that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company of more than $150,000 in the 2010 calendar year;

(ii) Each Contract relating to any Indebtedness or Guarantees of the Company;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company (other than in the Ordinary Course of Business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Any Client Agreement;

(v) Any Pharmacy Agreement for the top fifteen (15) chain Pharmacies and the top fifteen (15) independent Pharmacies, in each case based on prescription count during the fiscal year ended December 31, 2009;

(vi) Any Pharmaceutical Manufacturer Agreement for the top thirty (30) commercial Pharmaceutical Manufacturers and the top twenty-three (23) Medicare Pharmaceutical Manufacturers based on sales of the fiscal year ended December 31, 2009;

(vii) Any Rebate Aggregator Agreement;

(viii) Each Contract for the lease of real or personal property involving annual rent payments of $25,000 or more;

(ix) Each joint venture Contract and each partnership, limited liability company or similar agreement to which the Company, on the one hand, and any third party, on the other hand, are parties;

(x) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $150,000 in any calendar year;

(xi) All management services, consulting, employment, severance, retention, or change in control contracts or agreements (other than letters solely offering employment on an at-will basis and which can be terminated at any time without notice, cost or liability to the Company or those pursuant to which the base compensation to be paid by the Company to the employee is less than $150,000 per year) and all agreements providing any loan by the Company to any employee, officer, manager or director, other than advances in the Ordinary Course of Business for Company-related travel and related expenses;

(xii) All collective bargaining agreements and other agreements with any union, bargaining unit or other unit or association of organized labor;

(xiii) All Contracts under which the Company is expressly prohibited or restricted from engaging or competing in any business, geographic area and/or for any current or potential customers and all material Contracts that include non-disclosure or confidentiality restrictions with respect to the Company;

(xiv) All Contracts with any equityholder, employee, director, officer, manager, member or Affiliate of the Company or any Affiliate of any such equityholder, employee, director, officer, manager or member;

(xv) Any sales commission or brokerage Contract (other than those pursuant to which the compensation to be paid by the Company is less than $150,000 per year);

(xvi) Any Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods required by another Person;

(xvii) Any Government Contract;

(xviii) Any franchise, vendor, service agreement or Contract relating to the distribution, marketing, sale, advertising or promotion of products or services by or on behalf of the Company that involves aggregate payments of more than $150,000 in any calendar year;

(xix) Any Contract for the provision of claims processing services that involves aggregate payments of more than $150,000 in any calendar year;

(xx) Any license for the use of material Intellectual Property (except for off-the-shelf shrink-wrap or click-through contracts and licenses of commercially available, unmodified desktop software purchased or used by the Company in the Ordinary Course of Business); and

(xxi) Any other material Contract not entered into in the Ordinary Course of Business.

(b) Except as set forth on Schedule 4.12(b), all of the Material Contracts (i) are in full force and effect, (ii) represent the legal, valid and binding obligations of the Company, and (iii) to the knowledge of the Company, are enforceable by the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 4.12(b), (A) neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any provision of any Material Contract, (B) the Company has not received any written claim or notice of breach of or default under any Material Contract, (C) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Material Contract (in each case, with or without notice or lapse of time or both), (D) no Person has indicated in writing to the Company that any party to any Material Contract intends to cease or materially change or renegotiate the terms (whether related to payment, price, volume or otherwise) of its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise), and (E) to the knowledge of the Company, no event has occurred that would be reasonably likely to cause, give rise to, or result in any party to any Material Contract ceasing or materially changing the terms (whether related to payment, price, volume or otherwise) of its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(c) Except as set forth in the Client Agreements, the Company has not provided to any Client any guarantee or other assurance with respect to performance, service, pricing, financial or other terms. All Claims under each Client Agreement have been processed and adjudicated by or on behalf of the Company in accordance in all material respects with the terms of the underlying Client Agreement. All rebates under each Client Agreement have been paid by the Company in accordance, in all material respects, with the terms of the underlying Client Agreement. Except for liabilities and obligations reflected or reserved on the Financial Statements, the Company does not have any material liability to any Client arising out of or relating to any failure of the Company to accurately process and adjudicate any Claim or pay rebates in accordance with the terms of a Client Agreement. Since December 31, 2008, no Client (i) has disputed in writing any amount invoiced by the Company (other than disputes concerning amounts not greater than $50,000, individually or in the aggregate, for any 12-month period for any client or customer) or (ii) requested from the Company in writing an audit of any amounts invoiced by the Company. Since December 31, 2008, no Client (i) has disputed in writing any rebate amount paid by the Company (other than disputes concerning amounts not greater than $50,000, individually or in the aggregate, for any 12-month period for any client or customer) or (ii) requested from the Company in writing an audit of any rebate amounts due from the Company.

(d) All Claims under a Pharmacy Agreement that is a Material Contract have been processed and adjudicated by Parent, Seller, the Company or any of their respective Affiliates, as applicable, and, to the knowledge of the Company, the Claims Processor in accordance, in all material respects, with the terms of such underlying Pharmacy Agreement. Except for liabilities and obligations reflected or reserved on the Financial Statements, the Company does not have any material liability to any Pharmacy that (i) is party to a Pharmacy Agreement that is a Material Contract, or (ii) was party to a Pharmacy Agreement that was terminated at any time after January 1, 2009 and that involved payments greater than $150,000 for any 12-month period prior to such termination, in each case arising out of or relating to any failure of the Company to accurately process and adjudicate any Claim in accordance with the terms of the underlying Pharmacy Agreement. Since December 31, 2008, no Pharmacy party to a Pharmacy Agreement that is a Material Contract (x) has disputed in writing any amount paid by the Company (other than disputes concerning amounts not greater than $50,000, individually or in the aggregate for any 12-month period for any Pharmacy) or (y) requested from the Company in writing an audit of any amounts invoiced by the Company.

(e) All Claims submitted for rebates under a Pharmaceutical Manufacturer Agreement that is a Material Contract have been submitted to a Pharmaceutical Manufacturer and rebates with respect thereto have been processed in accordance in all material respects with the terms of such underlying Pharmaceutical Manufacturer Agreement. Except for liabilities and obligations reflected or reserved on the Financial Statements, the Company does not have any material liability to any Pharmaceutical Manufacturer that (i) is party to a Pharmaceutical Manufacturer Agreement that is a Material Contract, or (ii) was party to a Pharmaceutical Manufacturer Agreement that was terminated at any time after January 1, 2009 and that involved payments greater than $150,000 for any 12-month period prior to such termination, in each case arising out of or relating to any failure of the Company to accurately process and adjudicate any Claim or process rebates in accordance with the terms of the underlying Pharmaceutical Manufacturer Agreement. Since December 31, 2008, no Pharmaceutical Manufacturer that is party to a Pharmaceutical Manufacturer Agreement that is a Material Contract (x) has disputed in writing any amount invoiced by or paid to the Company (other than disputes concerning amounts not greater than $50,000, individually or in the aggregate, for any 12-month period for any Pharmaceutical Manufacturer) or (y) requested from the Company in writing an audit of any amounts invoiced by the Company.

(f) The Claims Files of the Company accurately reflect in all material respects all transactions by the Clients of the Company and accurately reflect in all material respects all information and data received by the Company from the Claims Processor. Copies of the Claims Files for the periods set forth on Schedule 4.12(f) (with certain fields redacted by the Company) have been made available to Purchaser (or its representatives) prior to the date of this Agreement.

(g) The Books and Records of Parent, Seller, the Company or any of their respective Affiliates, as applicable, accurately reflect in all material respects the terms of each (i) Client Agreement, (ii) Pharmacy Agreement that is a Material Contract, and (iii) Pharmaceutical Manufacturer Agreement that is a Material Contract.

4.13. Employee Benefit Plans.

(a) Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. For purposes of this Section 4.13, “Company Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, manager, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, unit purchase, unit option, unit appreciation, phantom unit, restricted unit or other equity-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). The term Company Benefit Plan shall not include any plan, program or arrangement maintained by an ERISA Affiliate for the benefit of any current or former director, manager, officer, employee or consultant (or to any dependent or beneficiary thereof) in Puerto Rico notwithstanding that such plan, program or arrangement would otherwise be a Company Benefit Plan but for this sentence and no current or former employee of the Company participates or has participated in such plans. For purposes of this Section 4.13, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor, to the knowledge of the Company, any other person or entity has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan (other than a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”)), other than with respect to a modification, change or termination required by ERISA or the Code or other applicable Law. Except as provided on Schedule 4.13(a) and in Section 6.15 and any Schedule thereto, all Company Benefit Plans (including without limitation any Multiemployer Plan) shall remain with Seller or its Affiliates, and no Company Benefit Plans shall be assumed by, or transferred to Purchaser, or remain with the Company or its Subsidiaries for any period following the Closing.

(b) Except as set forth on Schedule 4.13(b), with respect to each Company Benefit Plan (other than any Multiemployer Plan), to the extent applicable, the Company has made available to Purchaser complete copies of: (i) each Company Benefit Plan plan document and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter and (v) all non-routine filings made with any Governmental Authority with respect to the Parent 401(k) Plan, including, but not limited to, any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c) Except as set forth on Schedule 4.13(c), each Company Benefit Plan (other than any Multiemployer Plan) has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans (other than any Multiemployer Plan) have been timely made or, if not yet due, have been properly reflected in the Financial Statements prior to the date of this Agreement.

(d) Except as set forth on Schedule 4.13(b), each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (other than any Multiemployer Plan) has received a favorable determination letter or, if the Company Benefit Plan (other than any Multiemployer Plan) uses a proto-type document, the proto-type document has received an opinion letter, as to its qualification, and to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as could not be reasonably expected to result in material liability to the Company, to the Company’s knowledge, (i) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan (other than any Multiemployer Plan).

(e) Except as set forth on Schedule 4.13(e), neither the Company nor any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each Company Benefit Plan (other than any Multiemployer Plan) that has been maintained, sponsored or contributed to by the Company or any ERISA Affiliate within the past six (6) years, can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material cost or liability to the Company or any ERISA Affiliate.

(f) Except as set forth on Schedule 4.13(f), no Company Benefit Plan that has been maintained, sponsored or contributed to by the Company or any ERISA Affiliate within the past six (6) years, is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Company Benefit Plan that is subject to Title IV of ERISA is in “at-risk” status within the meaning of Section 303 of ERISA. With respect to each Company Benefit Plan that is a Multiemployer Plan, (i) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under section 4201 of ERISA nor does the Company or any ERISA Affiliate expect to withdraw in any “complete withdrawal” or “partial withdrawal” within the meaning of Sections 4203 and 4205 of ERISA and, (ii) all contributions required to be made by the Company or any ERISA Affiliate to any Company Benefit Plan that is a Multiemployer Plan have been timely made, and (iii) to the knowledge of the Company, no Company Benefit Plan that is a Multiemployer Plan has been terminated or has been or about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability, contingent or otherwise, to the Company or any ERISA Affiliate.

(g) Except as set forth on Schedule 4.13(g), with respect to any Company Benefit Plan (other than any Multiemployer Plan), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), the Internal Revenue Service or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened (including, without limitation, any routine requests for information from the PBGC).

(h) Except as disclosed on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in any payments or benefits or any loan forgiveness. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, manager or director of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(i) Except as set forth on Schedule 4.13(i), each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code. The Company has not in the last five (5) years terminated and liquidated a non-qualified deferred compensation plan pursuant to Treasury Regulation 1.409A -3(j)(4)(ix)(C). The Company is not a party to, or otherwise obligated under, any Company Benefit Plan, that provides for the gross up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(j) Except as set forth on Schedule 4.13(j), the Company does not maintain, sponsor, contribute or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to employees who reside outside of the United States (including any territories of the United States).

(k) Schedule 4.13(k)(i) sets forth, as of July 30, 2010, all of the employees of the Company including employees on leave of absence, short-term disability or vacation, by name, date of employment, title or job position, annual base salary or hourly wages, bonus, and whether the employee is on leave, other than employees of the Company on long-term disability (collectively, the “Business Employees”). Except as set forth on Schedule 4.13(k)(ii), no Business Employee is, as of the date of this Agreement, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date. Except as set forth on Schedule 4.13(k)(iii), neither the Parent, Seller nor the Company nor any of their respective Affiliates is a party to any written or oral employment contract or agreement with any of such Business Employees which precludes their termination at will.

4.14. Labor Relations. The Company is not a party to any collective bargaining agreement, neutrality or recognition agreement or any other type of material agreement or material arrangement with a labor organization, trade union, works council or other worker representative body concerning wages, hours, working conditions, or the representation of employees of the Company (including the Business Employees). The Company has not engaged in any unfair labor practice and there are no complaints against the Company pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company. Except as disclosed in Schedule 4.14, there have been no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes with respect to the employees of the Company (including the Business Employees) during the past three (3) years and no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes are pending or, to the knowledge of the Company, threatened with respect to the employees of the Company (including the Business Employees), and, to the knowledge of the Company, the Company has not experienced, during the two (2) years preceding the date hereof, any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees (including the Business employees). Except as disclosed in Schedule 4.14, the Company is in material compliance with and at all times during the past three (3) years the Company has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the “Employment Laws”). The Company is not liable for the payment of material taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local mass layoff or plant closing Law) with respect to Company within the six (6) months prior to the Closing Date. To the knowledge of the Company, all persons classified by the Company as independent contractors have been properly classified as such. Except as provided in Schedule 4.14, no “leased employee” (within the meaning of Section 414(n) of the Code) performs any services for the Company.

4.15. Taxes. Except as set forth in Schedule 4.15:

(a) All Tax Returns required to be filed by or with respect to the Company (sometimes referred to as the “Taxpayers”) have been timely and properly filed in the manner prescribed by law (taking into account all extensions of due dates). All such Tax Returns are correct, complete, and accurate in all material respects. None of the Taxpayers is currently the beneficiary of any extension of time within which to file any Tax Return. All material Taxes due and payable by or with respect to the Taxpayers, whether or not shown or reportable on a Tax Return, have been timely paid in full. As of the date of the balance sheet included in the Interim Financial Statements, the unpaid Taxes of the Taxpayers did not exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face thereof (rather than in any notes thereto). Since the date of the balance sheet included in the Interim Financial Statements, none of the Taxpayers has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) There are no Liens for Taxes upon the assets of any of the Taxpayers, other than statutory Liens for current Taxes not yet due and payable.

(c) Each of the Taxpayers has (i) withheld and paid to the proper Governmental Authority all Taxes required to be withheld and paid in connection with any amounts paid or owed to any employee, independent contractors, creditor, equityholder, member or other party and (ii) properly requested, received and retained all necessary exemption certificates supporting any claimed exemption or waiver of Taxes on sales or other transactions that the Taxpayer otherwise would have been obligated to collect or withhold.

(d) No Tax audits or other administrative or judicial Tax proceedings with respect to Taxes of or attributable to any Taxpayer are pending or are being conducted or, to the knowledge of Seller or the Company, have been threatened, with respect to Seller or any of the Taxpayers or Seller (insofar as related to any Taxpayer). There is no claim or assessment pending or outstanding, or, to the knowledge of Seller or the Company, threatened against Seller (insofar as related to any Taxpayer) or any Taxpayer for any alleged deficiency in Taxes. None of Seller (insofar as related to any Taxpayer) or the Taxpayers has waived any statute of limitations in respect of Taxes or agreed to any extension thereof. No written claim has been made by a Governmental Authority in a jurisdiction where Seller (insofar as related to any Taxpayer) or a Taxpayer does not file a Tax Return that Seller (insofar as related to any Taxpayer) or such Taxpayer is or may be subject to taxation by that jurisdiction.

(e) None of the Taxpayers (i) has made an election, or is required, to treat any of its assets owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (ii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax-exempt use property under Section 103(a) of the Code or are subject to a “Section 467 rental agreement” within the meaning of Section 467 of the Code or (iii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

(f) None of the Taxpayers will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) Code Section 481 adjustment or other material change in method of accounting for a Tax Period ending before the Closing Date, (ii) closing agreement described in Code Section 7121 (or any similar Law relating to state, local or foreign Taxes), (iii) installment sale or open transaction disposition made before the Closing Date or (iv) material prepaid amount received before the Closing Date.

(g) None of the Taxpayers is a party to or is bound by any Tax-sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) pursuant to which it would have any obligation to make payments after Closing. None of the Taxpayers has any liability for the Taxes of any other person under Treasury Regulation Sections 1.1502 -6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(h) None of the Taxpayers has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011 -4(b).

(i) There is no outstanding power of attorney authorizing anyone to act on behalf of any of the Taxpayers in connection with a Tax liability, Tax Return, or proceeding relating to Taxes, and there is no outstanding closing agreement, ruling request, request to change method of accounting, subpoena or request for information with or by any Governmental Authority with respect to Taxes of any of the Taxpayers.

(j) None of Seller (insofar as related to any Taxpayer) or the Taxpayers has requested or received any ruling relating to Taxes from any Governmental Authority, or signed any binding agreement relating to Taxes with any Governmental Authority (including, without limitation, any advance pricing agreement), that would impact the amount of any Tax liability of the Taxpayers or Purchaser for an applicable Post-Closing Tax Period. None of Seller (insofar as related to any Taxpayer) or the Taxpayers is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Governmental Authority.

(k) Each Taxpayer is classified for federal and all relevant state income tax purposes as an entity disregarded as separate from Seller and has been so classified since its formation. None of the Taxpayers were converted from a corporation into their respective present legal forms, whether by conversion, merger or otherwise.

4.16. Insurance. Schedule 4.16 contains a summary description of all policies of property, fire and casualty, liability (including public liability, products liability, professional liability and automobile liability), workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company. The Company has delivered or made available to Purchaser true, correct and complete copies of such insurance policies. The policies listed on Schedule 4.16 (the “Seller Policies”) are in full force and effect and are free from any right of termination on the part of the insurance carriers. With respect to the Seller Policies: (i) all premiums due with respect thereto have been paid or accrued; (ii) no notice of termination or cancellation has been received with respect to any such policy; (iii) no notice has been received with respect to material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such policy, (iv) no notice of a denial of any claim has been received with respect to any such policy, (v) any known or threatened areas of litigation or dispute between Parent, Seller and/or the Company and its Affiliates and any of its insurance carriers have been notified to such carriers and are listed on Schedule 4.16. Schedule 4.16 lists and describes the claims history since December 31, 2008 made by Parent, Seller and/or the Company with respect to the Business against any Seller Policy.

4.17. Licenses, Permits and Authorizations. Schedule 4.17 lists all third party administrator and pharmacy benefits management licenses issued by state insurance regulatory authorities and all other material governmental licenses, approvals, consents, registrations, permits, franchises and other governmental authorizations held by the Company in connection with the conduct of the Business of the Company and the ownership and operation of the assets of the Company as currently conducted (collectively, “Permits”) (except for Permits required under applicable Environmental Laws, as to which certain representations and warranties are made pursuant to Section 4.21). The operation of the Business of the Company as currently conducted is not, and has not during the previous three (3) years been, in violation of, nor is the Company in default or violation under, any Permit listed on Schedule 4.17, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any such Permit. All Permits listed on Schedule 4.17 are in full force and effect. During the preceding three (3) year period, the Company has not received or been subject to any notice, charge, claim or assertion alleging any violations of Permits, nor to the Company’s knowledge, has any such written notice, charge, claim or assertion been threatened. Assuming all Healthcare

Regulatory Approvals are obtained, the purchase and sale of the Interests will not cause the revocation or cancellation of any Permit that is transferable in accordance with Applicable Law (excluding, however, any revocation or cancellation of any Permit that arises out of the Company’s inability or failure to qualify for such Permit in the period after the Closing Date (other than as a result of any action (or inaction) taken (or not taken) by Parent, Seller or the Company prior to the Closing or as a result of the consummation of the transactions contemplated hereby)).

4.18. Assets. Except as set forth on Schedule 4.18(a), the Company owns and has good title to all material tangible and intangible property and assets (other than any Intellectual Property) reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. All of the material property and assets used in the conduct of the Business are in good operating condition and repair (except for normal wear and tear). Schedule 4.18(b) contains a true, correct and complete list of all material assets that are owned by the Company or otherwise will be transferred to the Company and/or Purchaser pursuant to the transactions contemplated by this Agreement. Schedule 4.18(c) contains a true, correct and complete list of all material assets used or held for use by Parent, Seller or its Affiliates (other than the Company) that will be made available to the Company or used to provide services to the Company pursuant to the Transition Services Agreement after Closing. Upon consummation of the transactions contemplated by this Agreement, and as may be agreed to pursuant to the Transition Services Agreement, the Purchaser and the Company will own and have a right to use all of the assets and properties used in or held for use in the Business in substantially the same manner as it is conducted as of the date hereof.

4.19. Real Property. All of the real property owned or leased by each of the Company is set forth in Schedule 4.19. All leases pursuant to which the Company, as lessee, leases any interest in real property are valid and binding on the Company and, to the knowledge of the Company, on the other parties thereto and neither the Company nor, to the knowledge of the Company, any other party thereto, is in material default thereunder. The Company has made available to Purchaser true, correct and complete copies of all leases for real property. There are no leases, subleases, licenses or other agreements granting to any Person other than any of the Company any right to the possession, use, occupancy or enjoyment of the real property owned or leased by any of the Company or any portion thereof.

4.20. Intellectual Property.

(a) Schedule 4.20 lists each patent, registered trademark, registered service mark or trade name and registered copyright or mask work or other form of registered Intellectual Property, and applications for any of the foregoing, owned by the Company. Except as set forth on Schedule 4.20, to the knowledge of the Company, the Company owns or has the right to use, free and clear of all Liens (other than licenses and Permitted Liens), all Intellectual Property material to the conduct of the Business of the Company as presently conducted. To the knowledge of the Company, no use of any Intellectual Property by the Company is infringing upon or otherwise violating or has infringed upon or otherwise violated the Intellectual Property rights of any other Person.

(b) To the knowledge of the Company, the Intellectual Property owned by the Company or licensed to it or them pursuant to the agreements disclosed pursuant to Section 4.12(a)(xx) constitutes all of the material Intellectual Property used by it or them in the conduct of the Business of the Company as presently conducted. Except as set forth on Schedule 4.20, during the preceding three (3) year period, the Company has not received written notice of any claim challenging the use or ownership by the Company of any Intellectual Property or alleging infringement or misappropriation by the Company of any third party Intellectual Property or offering to license any such Intellectual Property to them.

4.21. Environmental Matters. Except as set forth on Schedule 4.21, the Company is, and has been during the past three (3) years, in material compliance with all Environmental Laws. Except as set forth on Schedule 4.21, the Company holds all Environmental Permits to authorize the Company to operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted. Except as set forth on Schedule 4.21, there are not, and, for the past three (3) years, there have not been, Actions (other than investigations not known to the Company), or, to the knowledge of the Company, investigations, before or by any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company alleging a material violation of or material liability under any Environmental Law. The Company has provided or made available to Purchaser copies of all environmental Phase I assessments or other material written environmental studies or reports completed with respect to any real property or facility whether owned or leased by the Company.

4.22. Absence of Changes.

(a) Except as set forth on Schedule 4.22, since December 31, 2009, there has not occurred any, and, to the knowledge of the Company, there is no pending or threatened, change, event, transaction circumstance or effect that, individually or in the aggregate with all other such changes, events, transaction circumstance or effect, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth on Schedule 4.22, since December 31, 2009, the Company has conducted their business and operated their properties in the Ordinary Course of Business. Without limiting the generality of the foregoing, except for transactions contemplated by this Agreement and as set forth on Schedule 4.22, since December 31, 2009, neither the Company or, with respect to Section 4.22(b)(xiv), Seller has:

(i) changed or amended its Articles of Organization or Operating Agreements, except as otherwise required by Law;

(ii) incurred or otherwise become subject to any material obligation or liability with respect to any Indebtedness other than ordinary course working capital borrowings pursuant to Contracts of the Company in effect on the date of this Agreement;

(iii) mortgaged, pledged or subjected to any Lien, except Permitted Liens, any of its assets;

(iv) (A) except in the Ordinary Course of Business entered into, accelerated, terminated, modified or amended any Material Contract or (B) accelerated, terminated, modified or amended any Contract with any Client required to be disclosed on Schedule 4.23(a) or service provider required to be disclosed on Schedule 4.23(b);

(v) entered into any transaction with Seller or any director, manager, member or Affiliate of the Company;

(vi) entered into any transaction with any employee or officer of the Company, other than the payment or provision of salary, benefits or other compensation in the Ordinary Course of Business to officers or employees of the Company;

(vii) declared, set aside, made or paid any dividend or other distribution payable in cash, equity interests, property or otherwise, or made any other payment on or with respect to any of its equity interests, other than cash dividends or distributions to Seller and/or Parent in the Ordinary Course of Business;

(viii) (A) except in the Ordinary Course of Business sold, licensed, assigned, transferred, conveyed, leased or otherwise disposed of any assets or properties, (B) except in the Ordinary Course of Business canceled or compromised any claim or Indebtedness owed to the Company, or (C) except in the Ordinary Course of Business settled any material pending or threatened Action, in each case in an amount greater than $100,000;

(ix) except to the extent required by (A) applicable Law, (B) the existing terms of any Company Benefit Plan described in Schedule 4.13(a) or (C) as listed in Schedule 4.22(b)(ix): (I) increased the compensation or benefits payable or to become payable to any directors, managers, officers, employees or other service providers, other than customary increases in the Ordinary Course of Business, (II) granted any rights to severance or termination pay to, or entered into or amended any employment, severance, change in control or retention agreement with, any director, manager, officer or employee of the Company, (III) established, adopted, entered into, amended or terminated any collective bargaining agreement or Company Benefit Plan (other than any Multiemployer Plan), or (IV) made any material change in the key management structure of the Company, including the hiring or termination of officers;

(x) consummated (A) any merger, consolidation or other business combination, (B) the purchase of any material assets of any Person or (C) the purchase of any capital stock of or interest (including for such purposes convertible securities or instruments) in any Person;

(xi) made any loan to any third party;

(xii) made any capital expenditures, capital additions or capital improvements that are not in the Ordinary Course of Business in amounts exceeding $100,000 in the aggregate;

(xiii) made any change in its customary methods of accounting or accounting practices used by it in preparation of the Financial Statements or payment credit practices;

(xiv) insofar as related to a Taxpayer, made or changed any material election related to Taxes, made any material change in Tax accounting method, amended any material Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to claim a refund for material Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller (insofar as related to a Taxpayer) or any Taxpayer;

(xv) issued any interests, shares of capital stock or other equity securities (including, without limitation, any Company option, unit appreciation right, unit purchase right, restricted unit or other equity compensation or performance unit) or any security, option, warrant or other right convertible into or exercisable or exchangeable for any such equity securities;

(xvi) split, subdivided, recapitalized or otherwise effected any change in respect of any of its capital stock or other equity securities;

(xvii) amended the terms of, purchased or made any payment in respect of any unit option, unit appreciation right, unit purchase right or other form of equity compensation or performance unit; or

(xviii) entered into any Contract, or otherwise become obligated, to do any of the foregoing.

4.23. Customers and Service Providers.

(a) Schedule 4.23(a) sets forth a list of the Clients of the Company by Member Lives as of June 30, 2010 and also includes Total Claims for such Clients for the fiscal year ended December 31, 2009 and the six-month period ended June 30, 2010. The Company has not received any written indication from any Person to the effect that any such Client will cease or materially change the terms (whether related to payment, price, volume or otherwise) of its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(b) Schedule 4.23(b) sets forth a list of the service providers of the Company (by dollar volume of payments to such service providers), that the Company made payments to or other consideration to such service provider of more than $150,000 in the twelve-month period preceding the date hereof. The Company has not received any written indication from any Person to the effect that any such service provider will cease or materially change the terms (whether related to payment, price, volume or otherwise) of its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.24. Affiliate Transactions. The Company is not currently a party to any Contract with Parent or any of its Affiliates pursuant to which it will have any financial obligation to Parent or any of its Affiliates after the Closing Date.

4.25. Brokers’ Fees. Except as set forth on Schedule 4.25, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, or any of the Company’s Affiliates.

4.26. Bank Accounts; Powers of Attorney.

(a) Schedule 4.26 sets forth a correct and complete list of all bank accounts and safe deposits of the Company and all authorized signatories with respect thereto.

(b) There are no outstanding powers of attorney executed on behalf of the Company.

4.27. No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, PARENT, SELLER AND THE COMPANY DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND PARENT, SELLER AND THE COMPANY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1. Corporate Organization. Purchaser has been duly incorporated and is validly existing as a corporation and is in good standing under the Laws of the State of Delaware. Purchaser has the power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of Purchaser available on the Securities and Exchange Commission’s website are, in each case, true, correct and complete in all material respects. Purchaser is duly licensed or qualified and in good standing in all material respects in each of the jurisdictions in which the ownership of its property or the character of its activities require it to be so licensed or qualified. Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

5.2. Due Authorization and Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other corporate or similar proceeding on the part of Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3. No Conflict. Subject to the applicable requirement of the HSR Act, the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not (a) violate in any material respect any provision of, or result in the material breach of or default under, or require any filing, registration or qualification by Purchaser under, any applicable Law, (b) violate any provision of, or result in the breach of or default under, the Certificate of Incorporation or Bylaws of Purchaser, (c) require that any consent under, or waiver of, any provision of the Certificate of Incorporation or Bylaws of Purchaser be obtained, (d) result in the creation of any Lien upon any of the material properties or assets of Purchaser or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a material violation or revocation of any material license, permit or approval from any Governmental Authority.

5.4. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Purchaser with respect to the authorization, execution or delivery of this Agreement by Purchaser or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act.

5.5. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser, any of its Subsidiaries or any of their Affiliates.

5.6. Availability of Funds. The Purchaser has cash available or has existing committed borrowing facilities which together are sufficient, and will at the Closing be sufficient, to enable it to consummate the transactions contemplated by this Agreement. Any committed borrowing facilities will be available to the Purchaser on a timely basis to consummate the transactions contemplated by this Agreement and the Purchaser knows of no fact or circumstance that would cause any of such facilities to be unavailable on such basis.

5.7. Litigation. There are no Actions (other than investigations not known to Purchaser) pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would adversely affect or prevent the purchase and sale of the Interests or otherwise materially affect the ability of the Purchaser to perform its obligation under this Agreement.

5.8. Investment Purposes; Independent Investigation. The Purchaser is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Except for the representations and warranties of Parent and Seller in ARTICLE III and ARTICLE IV, the Purchaser acknowledges that none of Parent, Seller or the Company or any other Person acting on their behalf, makes or has made any other express or implied representation or warranty to the Purchaser regarding the Company, the Business or any other matter.

ARTICLE VI.

COVENANTS

6.1. Conduct of Business. Except as set forth on the first item identified on Schedule 6.1 or as otherwise required by the terms of this Agreement, from the date of this Agreement through the Closing, unless Purchaser shall provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent, Seller and the Company shall, operate the business of the Company in the Ordinary Course of Business, perform all obligations under customer Contracts in the Ordinary Course of Business and use their respective commercially reasonable efforts to maintain the value of the business of the Company as a going concern, including by using commercially reasonable efforts to preserve (to the extent consistent with the conduct of the business of the Company in the Ordinary Course of Business) intact the Company’s business organization, keep available the services of the Company’s current officers and employees, preserve the goodwill of those having business relationships with the Company and preserve the Company’s relationships with customers, partners, Governmental Authorities, Pharmacies, Pharmaceutical Manufacturers, creditors, employees and suppliers. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1, from the date hereof and prior to the Closing, Parent and Seller shall cause the Company not to, and the Company shall not, and, with respect to Section 6.1(l), Parent and Seller shall not without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed):

(a) change or amend the Operating Agreements or other organizational documents of the Company, except as otherwise required by Law;

(b) incur or otherwise become subject to any material obligation or liability with respect to any Indebtedness other than ordinary course working capital borrowings pursuant to Contracts of the Company in effect on the date of this Agreement;

(c) mortgage, pledge or subject to any Lien, except Permitted Liens, any of its assets;

(d) enter into, accelerate, terminate, modify, amend, exercise any remedy with respect to, or waive any material right under, any Material Contract;

(e) enter into any transaction with any stockholder, employee, director, officer, manager, member or Affiliate of the Company or any Affiliate of a stockholder, other than payment or provision of salary, benefits or other compensation in the Ordinary Course of Business to officers, directors, employees or consultants of the Company;

(f) (i) sell, license, assign, transfer, convey, lease or otherwise dispose of any assets or properties, (ii) cancel or compromise any claim or Indebtedness owed to the Company, or (iii) settle any material pending or threatened Action, in each case in an amount greater than $100,000;

(g) except to the extent (i) required by applicable Law, (ii) required by the existing terms of any Company Benefit Plan described in Schedule 4.13(a) or (iii) listed on Schedule 6.1: (A) increase the compensation or benefits payable or to become payable to any directors, managers, officers, employees or other service providers, other than customary increases in the Ordinary Course of Business made to non-management employees, (B) grant any rights to severance or termination pay to, or enter into or amend any employment, severance, change in control or retention agreement with, any director, manager, officer or employee of the Company or any its Subsidiaries, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, or (D) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers;

(h) consummate (i) any merger, consolidation or other business combination, (ii) the purchase of any material assets of any Person or (iii) the purchase of any capital stock of or interest (including for such purposes convertible securities or instruments) in any Person;

(i) make any loan to any third party;

(j) make any capital expenditures, capital additions or capital improvements that are not in the Ordinary Course of Business in amounts exceeding $100,000 in the aggregate;

(k) make any change in its customary methods of accounting or accounting practices used by it in preparation of the Financial Statements, pricing policies or payment credit practices;

(l) make or change any material election related to Taxes, adopt or change any Tax accounting method or accounting period for Tax purposes, amend any material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund for Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller (insofar as related to a Taxpayer) or any Taxpayer;

(m) issue any shares of capital stock or other equity securities (including, without limitation, any shares of common stock, option, stock appreciation right, stock purchase right, restricted stock or other equity compensation or performance unit) or any security, option, warrant or other right convertible into or exercisable or exchangeable for any such capital stock or equity securities;

(n) split, subdivide, recapitalize or otherwise effect any change in respect of any of its capital stock or other equity securities;

(o) make, declare or set aside any dividend or distribution to the members of the Company or repurchase, redeem or otherwise acquire any Interests or other securities of the Company;

(p) amend the terms of, purchase or make any payment in respect of any stock option, stock appreciation right, stock purchase right or other form of equity compensation or performance unit;

(q) intentionally take any action outside of the Ordinary Course of Business which would tend to cause any Person to cease its relationship with the Company;

(r) initiate, continue or otherwise have any communication with a Key Vendor outside the Ordinary Course of Business or regarding or with respect to or in connection with the transactions contemplated hereby without the prior written consent of Purchaser’s representative set forth on Schedule 6.1 (which consent shall not be unreasonably withheld, conditioned or delayed);

(s) intentionally take any action (or fail to take any action) with respect to any Key Vendor outside the Ordinary Course of Business or with respect to or in connection with the transactions contemplated hereby without the prior written consent of Purchaser’s representative set forth on Schedule 6.1 (which consent shall not be unreasonably withheld, conditioned or delayed); or

(t) enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 6.1.

6.2. Inspection. Parent and Seller shall cause the Company to, and the Company shall, and shall cause its auditors, third party advisors and their respective representatives to, afford to Purchaser and its directors, officers, employees, agents, accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with normal operation of the Company, to all of their respective properties, Books and Records of the Company and appropriate officers and employees of the Company, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company available to and in the possession or under the control of the Company and such auditors as such representatives may reasonably request; provided, however, that the foregoing shall not require the Company to (i) permit access to, or to disclose, any information from third-parties that in the opinion of the Company’s counsel would violate any Law, any of its confidentiality obligations or similar restrictions if the Company shall have used reasonable efforts to obtain the consent of such third party to such access or disclosure; or (ii) disclose any information of the Company that is subject to attorney-client privilege or other privilege from disclosure, provided that the Company will nonetheless provide Purchaser and its representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses to the extent permissible without waiver of such privilege. Parent, Seller and the Company acknowledge that Purchaser will be undertaking transition and integration planning during this period, and Parent, Seller and the Company will make the books and records, personnel and facilities of the Company relating to the Business reasonably available to Purchaser and its representatives for such purpose.

6.3. Pay-Off Letters. No less than five (5) Business Days prior to the Closing Date, Parent, Seller and/or the Company shall deliver to Purchaser one or more consents, releases or “payoff letters,” in customary form, with respect to all outstanding Indebtedness of the Company and/or the Business of the type described in clauses (i) and (ii) of the definition of Indebtedness and all related agreements, documents or instruments, setting forth, in the aggregate, all amounts necessary to be paid in order to pay off finally and in full all of such Indebtedness on the Closing Date and containing the irrevocable and unconditional agreement of the agents under each related agreement, on behalf of the lenders, that, upon receipt of such payment, (a) such Indebtedness will be extinguished, discharged and finally paid in full and all Liens securing or relating thereto will be released and extinguished and (b) such agents shall execute and deliver to Purchaser such instruments as may be necessary to record and/or discharge the release and extinguishment of such Liens.

6.4. Affiliate Transactions. Except as expressly assigned to or assumed by Purchaser in accordance with the terms of this Agreement, Parent, Seller and the Company shall terminate or cause to be terminated, on or before the Closing Date, the Contracts and transactions required to be disclosed pursuant to Section 4.12(a)(xiv) and Section 4.24 with respect to the Company without any further liability to the Company, and shall release and shall cause such other parties thereto to release any and all claims against the Company with respect to such Contracts or transactions.

6.5. Director and Officer Resignations. Prior to Closing, the Company shall cause the board of managers, directors and officers of the Company set forth on Schedule 6.5 to resign each such office, effective as of the Closing.

6.6. Acquisition Proposal. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE IX, Parent, Seller and the Company will not, and will cause each of their respective representatives and Affiliates to not, directly or indirectly (a) solicit, initiate, encourage, submit, discuss, facilitate (including by way of furnishing information) or take any other action whatsoever resulting in or designed to assist, participate, facilitate, solicit or encourage any inquiries or proposals regarding any merger, share exchange, consolidation, reorganization, liquidation, dissolution, recapitalization, sale of assets, assumption of liabilities, sale of capital stock or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) or any other similar transactions involving the Business, the Company, or any of its assets or business (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”) or (b) participate in any discussions or negotiations regarding any of the foregoing. Parent, Seller and the Company agree to notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal.

6.7. Support of Transaction. Without limiting any covenant contained in this ARTICLE VI, Purchaser, Parent, Seller and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain any material consents and approvals of third parties that any of Purchaser, the Company or their respective Affiliates are respectively required to obtain in connection with the transactions contemplated herein, (c) use commercially reasonable efforts to satisfy the conditions set forth in ARTICLE VIII for which each such party is responsible and (d) use commercially reasonable efforts, subject to the satisfaction or waiver of the conditions to such party’s obligations set forth in ARTICLE VIII hereof, to take any and all actions necessary to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall any party be obligated to pay any material fee, grant any material concession or incur any other material burden in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.

6.8. Intentionally omitted.

6.9. Non-Competition; Non-Solicitation.

(a) Except as set forth on Schedule 6.9, for a period of three (3) years from and after the Closing Date, Parent and Seller shall not, and shall cause each of the respective Subsidiaries (for so long as such Subsidiaries remain, directly or indirectly, Subsidiaries of the Parent or Seller, as the case may be) not to, directly or indirectly, whether independently or in association with any other Person (other than with respect to Purchaser and its Subsidiaries), (i) own any equity interest in, or provide any capital or financing to, a Competitive Business or (ii) engage in, own, manage, operate, control, provide services to or participate in the ownership, management, operation, financing or control of any such Competitive Business. The restrictions set forth in this Section 6.9 shall not be construed to prohibit or restrict any investment by Parent and Seller (or any of their respective Subsidiaries) in any class of publicly traded debt or equity securities of any company engaged in a Competitive Business so long as Parent or Seller in the aggregate together with their respective Subsidiaries do not hold at any time during such period more than five percent (5%) of such class of issued and outstanding voting securities of such publicly traded company, or five percent (5%) of the aggregate principal amount of such class of debt securities outstanding and, consistent with the remainder of this Section 6.9, so long as Parent or Seller and their respective Subsidiaries do not otherwise engage in any other management, control or business activities with respect to such Competitive Business.

(b) As used in this Agreement, “Competitive Business” means any entity or business which is in competition within the United States with the Business of the Company as conducted as of the Closing Date.

(c) For a period of three (3) years after the Closing Date, Parent and Seller shall not, and Parent and Seller shall cause their respective Subsidiaries (for so long as such Subsidiaries remain, directly or indirectly, Subsidiaries of the Parent or Seller, as the case may be) not to, directly or indirectly, without Purchaser’s prior written consent, solicit or knowingly hire or cause to solicit or knowingly hire any officer or key employee of Purchaser or any of its Subsidiaries (including the Company), unless the employment of such officer or key employee has been terminated by (i) such officer or key employee at least 180 days prior to such solicitation or hiring, or (ii) Purchaser or its Subsidiary. The use of general advertisements not specifically targeted at officers or key employees of Purchaser or any of its Subsidiaries (including the Company) shall not constitute solicitation under this Section 6.9(c).

(d) In the event that the terms of this Section 6.9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such Action.

(e) It is recognized and acknowledged by Parent and Seller that (i) the Purchase Price is adequate consideration for the covenants contained in this Section 6.9 and (ii) a breach of the covenants contained in this Section 6.9 will cause irreparable damage to Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Parent and Seller agree that, notwithstanding any other provision of this Agreement to the contrary, in the event of a breach of any of the covenants contained in this Section 6.9, in addition to any other remedy which may be available at law or in equity, Purchaser will be entitled to specific performance and injunctive relief.

(f) Notwithstanding anything in this Section 6.9 to the contrary, in no event shall the provisions of this Section 6.9 be deemed to require any future Affiliate or Person with whom Parent or Seller (or any of their respective Subsidiaries) contracts or enters into a business transaction (as a joint venture partner or otherwise) to divest, or cease operation of, any portion of their business or assets so long as the Competitive Business of such Affiliate or Person is ancillary to the principal business of such counterparty.

6.10. HSR Act.

(a) Promptly following execution and delivery of this Agreement, Purchaser, Parent and Seller shall (and, to the extent reasonably necessary, Purchaser, Parent and Seller shall cause their Affiliates to) (i) prepare and, as promptly as practicable and in any event within five (5) Business Days of the date hereof, file, or cause to be prepared and filed, with the appropriate Antitrust Authorities, the requisite notifications and reports with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, (ii) use commercially reasonable efforts to supply all information requested by Antitrust Authorities in connection with the HSR Act notification and report, and (iii) use commercially reasonable efforts to comply with, and cooperate with each other in responding to, any information or document requests from an Antitrust Authority. Each of Purchaser, Parent and Seller will use its commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act.

(b) The parties shall use their respective commercially reasonable efforts and shall cooperate with one another in connection with the exercise of such efforts to obtain as promptly as practicable all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties shall use commercially reasonable efforts to furnish to the other parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication), (ii) provide the other party and its counsel with a reasonable opportunity to review in advance, and will consider in good faith the comments of the other party in connection with, any proposed written communication, filing or other submission to any Governmental Authority in connection with the foregoing, provided that confidential or competitively sensitive information or material shall be provided solely to the other party’s outside legal counsel on an outside legal counsel basis, and unless permission is obtained in advance from the party producing the materials and information, will not be disclosed by such outside counsel to employees, officers or directors of such other party, and (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, will give the other party the opportunity to attend and participate thereat.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser, Parent nor Seller shall be required to (i) divest, hold separate, agree to conduct, license or otherwise limit the use of any of their (or any of their Subsidiaries’) properties or assets or (ii) litigate, pursue or defend any Action challenging any of the actions contemplated hereby as violating any Law, in each case in order to comply with the provisions of this ARTICLE VI in connection with or relating to obtaining any approvals, consents or clearances of any Antitrust Authority or any other Governmental Authority.

(d) Purchaser shall pay all filing fees payable to Antitrust Authorities in connection with the transactions contemplated by this Agreement.

6.11. Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest title to the Interests in Purchaser, Parent and Seller will take such further action (including the execution and delivery of such further instruments and documents) as Purchaser reasonably may request, all at the sole cost and expense of Purchaser.

6.12. Additional Financial Statements. Seller and the Company shall use commercially reasonable efforts to cause Deloitte LLP (as their independent accountants) to (i) complete the audit of the (A) balance sheets of each of FutureScripts and FutureScripts Secure at December 31, 2009 and (B) related statements of earnings and cash flows of each of FutureScripts and FutureScripts Secure for the fiscal year ended December 31, 2009 and (ii) deliver an unqualified opinion with respect to such balance sheets and statements of earnings and cash flows (any such balance sheets, statements of earnings and cash flows and opinions, collectively, the “Audited Financial Statements”) and to deliver to the Purchaser as promptly as practicable, and in any event within three (3) Business Days of receipt thereof the Audited Financial Statements. In the event that the Closing occurs on or after November 1, 2010, Seller and the Company shall prepare and furnish to Purchaser the unaudited balance sheets and related statements of earnings and cash flows of each of FutureScripts and FutureScripts Secure for the nine (9) month period ended September 30, 2010 (the “Unaudited September 30, 2010 Financial Statements”). Parent, Seller and the Company shall use commercially reasonable efforts to prepare and furnish the Purchaser with any other financial and other pertinent information regarding the Company as may be reasonably requested by the Purchaser, including all financial statements and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for the Purchaser to comply with its financial reporting obligations as established by the SEC under the Exchange Act. Parent and Seller shall provide the Purchaser and its representatives with such cooperation and information as they shall reasonably request in order for the Purchaser to comply with its obligations as established by the SEC under the Securities Act and the Exchange Act.

6.13. Insurance Matters. Parent and Seller shall cause Purchaser and the Company to be named effective as of the Closing as an additional insured under each Seller Policy held by Parent and/or Seller or the Company on the Closing Date that covers or could cover any loss incurred by the Company or the Business. From and after the Closing, Parent and Seller shall take all necessary action to cause all Seller Policies to remain in full force and effect at all times after the date hereof. To the extent that any Seller Policy covers or insures against any loss relating to the Business, (i) Parent and Seller shall cooperate with Purchaser and the Company in submitting any claim under such Seller Policy and take such action as may be reasonably requested by Purchaser in connection with the submission of any such claim on behalf of Purchaser or the Company and (ii) to the extent that Parent and Seller or any of their Affiliates receives any payment under any Seller Policy relating to or arising out of any loss incurred that relates to the Business, such payment shall be promptly remitted to Purchaser.

6.14. Preliminary Transactions. At or prior to the Closing, Parent and Seller shall cause the transfer to the Company all of the Parent’s or Seller’s (as the case may be) right, title and interest in and to the assets identified on Schedule 6.14 (the “Transferred Assets”). Parent and Seller shall use commercially reasonable efforts to obtain all third party consents necessary to convey the Transferred Assets to the Company. Parent and Seller shall execute, or shall cause to be executed, all documents reasonably requested by Purchaser to evidence such conveyance of the Transferred Assets.

6.15. Employee Matters.

(a) Effective as of the Closing, Parent and the Company hereby assign to Purchaser, and Purchaser hereby accepts from Parent and the Company, all of the Parent’s and the Company’s rights, title and interest in and to the non-compete agreements and the retention agreements of the Business Employees listed in Schedule 4.12(a)(xi) and Purchaser hereby assumes, except as set forth in this Section 6.15, all of the Parent’s and the Company’s liabilities and obligations thereunder; provided that, in each case, each such Business Employee is a Business Employee effective as of the Closing. Except (i) for the non-compete agreements and the retention agreements listed in Schedule 4.12(a)(xi) for the Business Employees who are Business Employees effective as of the Closing and (ii) as otherwise expressly provided in this Section 6.15 and any Schedule related to this Section 6.15, upon and following the Closing, the Seller shall retain, and neither the Purchaser nor any of its Affiliates shall assume, any liabilities related to the Company Benefit Plans, including, without limitation, any employee plans or arrangements related to former employees of the Business and the Seller’s, or any of its Affiliates’ or Company Benefit Plans’ obligations to make payments or provide benefits accrued under any Company Benefit Plan.

(b) Effective as of the Closing Date, the Business Employees will no longer actively participate in the Independence Blue Cross Blue Chip Retirement Plan (the “Parent 401(k) Plan”). As soon as practicable after the Closing Date, the Parent will cause the transfer of an amount representing the entire account balances (including all unvested liabilities and all loans) of the Business Employees who participated in the Parent 401(k) Plan immediately prior to the Closing Date determined as of the plan valuation date coinciding with or next preceding the date of the account balance transfer, together with the actual return thereon from such valuation date to the date of the account balance transfer, to the trustee, designated by the Purchaser, of the qualified trust established or maintained by the Purchaser.

(c) After the Closing Date, the Purchaser shall provide the Business Employees with a plan intended to be qualified under Section 401(a) and 401(k) of the Code (the “Purchaser Plan”), which will provide for (i) immediate eligibility for participation for each Business Employee who participated in the Parent 401(k) Plan immediately prior to the Closing Date and (ii) following the transfer described in subsection (b) above, each such Business Employee with an initial account balance equal to the amount transferred to the Purchaser Plan in respect of such Business Employee’s interest in the Parent 401(k) Plan. The Purchaser, the Parent and the Company agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Section 6.15, including the provision of records and information as each may reasonably request.

(d) Following the date of the account balance transfer described in subsection (b) above, and subject to Article X of the Agreement, the Purchaser will assume all liabilities of the Parent and the Company under the Parent 401(k) Plan with respect to accrued benefits of the Business Employees and the Parent and the Company will have no further liabilities to the Purchaser or any Business Employees with respect thereto following the date of transfer.

(e) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Purchaser employee benefit plan (including the Purchaser Plan), Purchaser shall provide each Business Employee with service credit under each Purchaser employee benefit plan for such Business Employee’s period of service with the Company prior to the Closing Date, except where doing so would cause a duplication of benefits and except with respect to accruals under defined benefit pension plans. Subject to the approval of any insurance carrier or third party provider, and subject to Purchaser’s receipt of the information reasonably necessary to comply with this covenant, Purchaser shall waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to each Business Employee and his or her eligible dependents under any of Purchaser’s health and welfare plans that such Business Employee may be eligible to participate in after the Closing Date. For purposes of this Section 6.15(e), Purchaser shall not be obligated to waive evidence of insurability requirements with respect to supplemental life insurance coverage elected by a Business Employee following the Closing Date to the extent such evidence of insurability requirements apply to similarly situated Purchaser employees under Purchaser health and welfare plans as a condition to receiving such supplemental coverage. In addition, for purposes of this Section 6.15(e), Purchaser shall not be required to take the actions described in the preceding sentence with respect to coverage under Purchaser’s health and welfare plans elected by any Business Employee to the extent such Business Employee had elected to opt out of such coverage under Parent’s health and welfare plans and was not covered under such plans as of the Closing Date.

(f) As soon as practicable after the Closing Date, the Parent will cause the transfer of an amount representing the entire then-current account balances of Business Employees under the flexible spending account portion of the Independence Blue Cross Welfare and Flexible Benefits Plans (the “Parent FSA Plan”) to a similar flexible spending account of the

Purchaser’s welfare plan (the “Purchaser FSA Plan”). All elections of Business Employees with respect to the Parent FSA Plan shall remain in effect immediately following the transfer, except to the extent such election may be changed under Purchaser FSA Plan. As soon as reasonably practicable after the transfer, but not before all claims that have been filed as of the Closing Date have been processed under the Parent FSA Plan, the Parent shall determine the Aggregate Balance (as defined below) of the account balance of each Business Employee and notify the Purchaser of the amount of such Aggregate Balance in writing. For purposes of this Section 6.15(f), the term “Aggregate Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the Parent FSA Plan by Business Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Parent FSA Plan to Business Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, the Purchaser shall pay such negative amount to the Parent as soon as practicable following the Closing Date. If the Aggregate Balance is a positive amount, the Parent shall pay such positive amount to the Purchaser as soon as practicable following the Closing Date. Schedule 6.15(f) provides an estimate of each Business Employee’s Aggregate Balance as of July 31, 2010. Without limiting the foregoing, Purchaser shall be liable for claims filed by Business Employees under the Purchaser FSA Plan after the Closing Date (including appeals of previously denied claims), regardless of when such claims were incurred. It is understood that any claims filed with Parent FSA Plan after the Closing Date will be forwarded to Purchaser FSA Plan for processing within ten (10) Business Days following the receipt of such claims.

(g) With respect to the retention agreements listed in Schedule 4.12(a)(xi), Parent shall cause to be paid to each Business Employee the amounts due to such Business Employees under such retention agreements as of the Closing Date within fifteen (15) Business Days following the Closing Date. Following the Closing Date, Purchaser shall cause to be paid to each Business Employee the amount owed to each Business Employee with respect to the payment that represents that amount the Business Employee would have earned under the 2010 All Associates Incentive Program (the “AAIP”) in accordance with the terms of the retention agreements listed in Schedule 4.12(a)(xi) based upon the schedule of the amount payable to each such Business Employee provided by Parent to Purchaser not later than March 1, 2011; provided that (i) the Business Employee is employed by the Purchaser or an Affiliate of Purchaser on the date that the checks for the payments representing the AAIP awards are distributed and (ii) any such determination by Parent with respect to the amount of the payments representing the AAIP awards is made in a manner that is consistent with past practices. Purchaser shall remit such payments to the Business Employees not later than March 15, 2011 and only if the Business Employee is employed by the Purchaser or an Affiliate of Purchaser on the date that the checks for payments representing the AAIP awards are distributed and shall certify to Parent that each Business Employee was employed by the Purchaser or an Affiliate of Purchaser on the date the checks for the AAIP awards are distributed. The aggregate amount of payments in respect of the AAIP obligations payable to the Business Employees by Purchaser pursuant to this Section 6.15(a) is referred to as “AAIP Payments.”

(h) As soon as reasonably practicable following the Closing Date (but in no event later than fifteen (15) Business Days following the Closing Date), Seller shall pay (or cause to be paid) to each Business Employee a cash payment in satisfaction of all vacation days and other paid time off accrued but not yet taken by such Business Employee as of the Closing Date and shall indemnify and hold Purchaser harmless for any liabilities related to each Business Employee’s accrued vacation days and other paid time off accrued prior to the Closing Date.

(i) Parent, Seller and Purchaser hereby acknowledge and agree that all provisions contained in this Section 6.15 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plans or any beneficiary thereof or any right to continued employment with the Company, Purchaser, or any Subsidiary of the Company or Purchaser, shall not be construed to establish, amend, or modify a Company Benefit Plan or any other benefit plan, program, agreement or arrangement and shall not require the Company, Purchaser or any Subsidiary of the Company or Purchaser to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Business or the Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

(j) Notwithstanding anything in this Agreement to the contrary, any Business Employee who is on a long-term disability leave immediately prior to the Closing Date shall be employed by Seller as of the Closing Date, and Seller shall take all necessary action to cause such employee to be employed by Seller (or any Affiliate of Seller) as of the Closing Date. Following the Closing Date, such employee shall become an employee of the Company when he or she returns to active employment, provided that he or she returns to active employment within six months following the Closing Date. Upon and following the Closing, the Seller shall retain, and neither the Purchaser nor any of its Affiliates shall assume, any liabilities related to such employee’s employment by, or termination of employment from, Seller (or any Affiliate of Seller).

(k) Parent intends to terminate the portion of the Independence Blue Cross Supplemental Pension Program and the Independence Blue Cross Blue Chip Excess Plan, in each case, attributable to employees of the Company in accordance with the requirements of Treas. Reg. section 1.409A -3(j)(4)(ix)(B) and Purchaser acknowledges and agrees to such termination.

(l) Purchaser acknowledges and agrees that, for the period between the date of this Agreement and the Closing Date, the Business Employees shall be permitted to post for jobs with Parent or Seller (or any of their Affiliates) in accordance with Parent’s normal job posting process such that certain employees of the Company who are Business Employees as of the date of this Agreement may not be Business Employees on the Closing Date. In addition, Purchaser acknowledges and agrees that Parent shall have the right to retain up to eleven Business Employees and, as a consequence, such employees will not be Business Employees as of the Closing Date. Parent and Purchaser shall mutually agree upon the Business Employees to be retained by Parent in accordance with the preceding sentence during the period between the date of this Agreement and the Closing Date. Upon and following the Closing, Seller shall retain, and neither Purchaser nor any of its Affiliates shall assume, any liabilities related to any such employee’s (as contemplated by the immediately preceding two sentences, and who are not Business Employees as of the Closing Date) employment by, or termination of employment from, Seller (or any Affiliate of Seller).

6.16. Notification of Certain Matters. Parent, Seller and the Company shall, promptly after becoming aware thereof, from time to time prior to the Closing Date notify Purchaser of (i) any development or change of facts or circumstances that occurs after the date of this Agreement that would cause, or would reasonably be expected to cause, any of the representations and warranties of Parent, Seller or the Company to be untrue or incorrect as of the Closing and (ii) any Action by or before any Governmental Authority, initiated by or against Parent, Seller or the Company, or known by Parent, Seller or the Company to be threatened against Parent, Seller or the Company, or the officers, managers, directors, shareholders or equityholders of the Company in their capacity as such. Any such notification provided pursuant to this Section 6.16 (i) shall have no effect for the purposes of determining satisfaction of the conditions set forth in Section 8.2(a), (ii) shall not modify, update or amend Parent’s or Seller’s disclosure Schedules hereunder and (iii) shall not have any effect for the purpose of determining Parent’s and Seller’s obligations pursuant to Article X or Purchaser’s right to indemnification pursuant to Article X.

6.17. Directors and Officers Indemnification. From and after the Closing Date, Purchaser shall cause the Company to fulfill and honor (and Purchaser guarantees that the Company will fulfill and honor) all rights to indemnification or exculpation existing in favor of present and former directors, officers, employees, and agents of the Company and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “D&O Indemnified Parties”) in the applicable organizational documents of the Company as in effect on the date hereof and in any indemnification agreements by and between the Company and each person who is a current or former director or officer of the Company; provided, however, that if the event giving rise to the indemnification obligation occurred prior to the Closing Date, Seller shall reimburse Purchaser for any costs or expenses (including, without limitation, attorneys’ fees) reasonably incurred, or advanced by, Purchaser in connection therewith. The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their heirs.

6.18. Transition Services Agreement. During the period beginning on the date of this Agreement and ending on the Closing Date, Parent and Purchaser shall use their commercially reasonable efforts to negotiate the terms of the Transition Services Agreement substantially consistent with the terms set forth on Schedule 1(c).

ARTICLE VII.

TAX MATTERS

7.1. Indemnification for Tax Obligations.

(a) From and after the Closing, Parent and Seller, jointly and severally, shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against (i) any and all liability for Taxes of Parent and Seller or any of their respective Affiliates (other than the Taxpayers), (ii) any and all liability for Taxes of any Taxpayer with respect to any Pre-Closing Tax Period and the portion of the Straddle Period that ends on or before the Closing Date, (iii) any and all Damages arising out of, resulting from or incident to any breach of any representation or warranty made in Section 4.15 or Section 4.22(b)(xiv) determined without regard to any materiality qualification contained therein, (iv) breach of any covenant contained in Section 6.1(l) or this ARTICLE VII and (v) Transfer Taxes for which Parent or Seller is liable pursuant to Section 7.5 hereof, provided that the Purchaser Indemnified Parties shall not be entitled to indemnification for Taxes to the extent such Taxes are set forth as a reserve or liability on the Closing Balance Sheet and taken into account in the calculation of Closing Date Net Working Capital. For purposes of this Section 7.1, references to “Taxes” shall be deemed to include the amount of Taxes that would have been paid but for the set-off or other utilization of any loss, deduction or credit, realized in or attributable to a Post-Closing Tax Period. The limitations set forth in Section 10.4 shall not apply to any indemnification claim or obligation arising under this Section 7.1.

(b) Any Purchaser Indemnified Party making a claim for indemnification under this Section 7.1 shall promptly give written notice of such claim to Parent and Seller, together with a copy of the Tax Return or other relevant documentation evidencing the Tax liability or other Damages. Parent and Seller shall pay the amount of such claim to the Purchaser Indemnified Party within ten (10) Business Days after written demand is made; provided, in no event shall Parent and Seller be obligated to make any such payment with respect to Taxes earlier than five (5) Business Days before the date on which such Taxes are required to be paid to the relevant Governmental Authority. In the case of any contested Tax, payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination with respect to such Tax liability is made by the appropriate Governmental Authority.

7.2. Allocation of Taxes. In the case of any Straddle Period, the amount of any Taxes that are allocable to the period that ends on or before the Closing Date shall (i) in the case of ad valorem, property and other non-Income Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of Taxes any income, franchise, net profits, excess profits or similar Taxes imposed on or measured on the basis of net or gross income (collectively, “Income Taxes”), be determined based on an interim closing of the books as of the close of business on the Closing Date.

7.3. Cooperation. Parent, Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing, executing and filing all Tax Returns relating to the Taxpayers or the Business and in resolving all disputes and audits relating to Taxes of the Taxpayers (including Tax Claims). Such cooperation shall include maintaining and making available to each other all records relating to Taxes of the Taxpayers or the Business and making employees available on a mutually convenient basis to provide additional information or explanation of any materials provided hereunder or to testify at any proceedings relating to Taxes of the Taxpayers or the Business. Parent, Seller and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Taxpayers and the Business relating to any taxable period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Governmental Authority; (ii) to allow the other party and its representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

7.4. Tax Returns. Parent and Seller shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns with respect to Income Taxes of or attributable to any Taxpayer for any Pre-Closing Tax Period and all other Tax Returns of any Taxpayer that are required to be filed on or before the Closing Date as well as any Parent consolidated or unitary Tax Returns that include the Operation of the Taxpayers on or prior to the Closing Date. Except to the extent otherwise required by Law, such Tax Returns insofar as they relate to Taxpayers shall be prepared on a basis consistent with the past practices. Parent and Seller shall pay all Taxes due with respect to such Tax Returns. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns of any Taxpayer for Straddle Periods. Except to the extent otherwise required by Law, such Tax Returns shall be prepared on a basis consistent with the past practices and Purchaser shall not file any such material Tax Returns without the written consent of Parent, which consent shall not be unreasonably withheld or delayed. Parent and Seller shall pay all Taxes that are allocable pursuant to Section 7.2 to the portion of the Tax period ending on the Closing Date, except to the extent such Taxes were set forth as a reserve or liability on the Closing Balance Sheet and taken into account in the calculation of Closing Date Net Working Capital. Parent and Seller shall pay to Purchaser any amount due under this Section 7.4 within ten (10) Business Days following written notice by Purchaser that payment of such amounts are due or have been paid, provided that Parent and Seller shall not be required to make any payments earlier than five (5) Business Days before such payments are due to the applicable Governmental Authority.

7.5. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes shall be paid one-half by Purchaser and one-half by Parent and Seller when due, and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each of Purchaser, Parent and Seller shall pay its portion of such Transfer Taxes when due. If required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Parent and Seller or Purchaser, as the case may be, shall use its commercially reasonable efforts to make such Tax Returns available for review sufficiently in advance of the due date for the filing of such Tax Returns to provide such other party with a meaningful opportunity to analyze and comment on such Tax Return before filing. The party filing such Tax Returns shall make such changes and revisions to the Tax Returns as are reasonably requested by the other party, subject to the consent of the party filing the returns, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

7.6. Tax Contests. Purchaser will promptly and, in any event, within ten (10) days notify Parent and Seller in writing upon receipt by Purchaser, any Taxpayer or any of their Affiliates of a written notice of any Tax audit or claim that might result in an indemnification liability of Seller pursuant to Section 7.1 (“Tax Claims”), provided, however, no failure or delay by Purchaser to provide notice of a Tax Claim shall reduce or otherwise affect the obligation of Parent and Seller hereunder except to the extent they are actually prejudiced thereby. With respect to any Tax Claim that relates solely to a Pre-Closing Tax Period, Parent and Seller shall have the right to control the conduct of such claim if Parent and Seller provides Purchaser with written notice of its election to control such claim within thirty (30) days of receipt of notice thereof, provided that: (a) Parent and Seller shall keep Purchaser informed regarding the progress and substantive aspects of any such Tax Claim, (b) Purchaser shall be entitled (at its expense) to participate in any proceedings relating to any such Tax Claim and (c) Parent and Seller shall not compromise or settle any Tax Claim without obtaining Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Parent and Seller do not elect to control a Tax Claim that relates solely to the Pre-Closing Tax Period, Purchaser shall be entitled to control such claim, provided that Purchaser shall not settle or compromise any such Tax Claim without obtaining Parent’s and Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Claim that does not relate solely to a Pre-Closing Tax Period, Purchaser shall have the right to control the conduct of such claim, provided that (i) Purchaser shall keep Parent and Seller informed regarding the progress and substantive aspects of such Tax Claim, (ii) Parent and Seller shall be entitled (at its expense) to participate in proceedings relating to any such Tax Claim and (iii) Purchaser shall not compromise or settle any such Tax Claim without obtaining Parent’s and Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.7. Tax Refunds. Any refunds (and any interest paid thereon) of Taxes received by any of the Taxpayers (whether by way of payment, credit, offset, reduction in Tax or otherwise) a portion of any Straddle Period) that relate to any Pre-Closing Tax Period or that ends on the Closing Date shall be owned by and delivered to Parent within 30 days of receipt of such refund (or benefit thereof), unless the refund was accrued as a current asset in calculating Closing Net Working Capital; provided, if any such refund is revoked, rescinded or otherwise required to be repaid to the relevant Governmental Authority, Parent shall repay the amount of such refund to Purchaser within ten (10) days of demand therefor.

7.8 Tax Sharing. Any and all existing Tax-sharing agreements, Tax allocation agreements or similar agreements (including indemnity arrangements) to which any Taxpayer is a party shall be terminated as of the Closing Date, and after such date, no Taxpayer shall have any further rights or liabilities thereunder.

7.9. Conflict. To the extent there is any conflict between the provisions of this ARTICLE VII and ARTICLE X the provisions of this ARTICLE VII will control. For the avoidance of doubt, no party shall be entitled to a duplication of a recovery for Taxes or Damages pursuant to both this Article VII and Article X.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS

8.1. Mutual Conditions to Closing. The obligations of Purchaser, Parent and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing, of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) Any required waiting period (including any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or expired.

(b) No Action by an Antitrust Authority seeking to enjoin or prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any court of competent jurisdiction.

(c) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing Date, of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a) The representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects, or in the case of representations and warranties qualified by or subject to an exception for Material Adverse Effect or materiality, in all respects, on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date. Notwithstanding anything to the contrary herein, any notification provided pursuant to this Section 6.16 (i) shall have no effect for the purposes of determining satisfaction of the conditions set forth in this Section 8.2(a) and (ii) shall not modify, update or amend Parent’s or Seller’s disclosure Schedules hereunder.

(b) Each of the covenants of Parent, Seller and the Company to be performed and/or complied with as of or prior to the Closing shall have been performed and/or complied with in all material respects.

(c) All notices to any Governmental Authority that are listed on Schedule 8.2(c) shall have been made.

(d) Since the date of this Agreement, there shall not have occurred any change, event, circumstance, occurrence or effect (individually or in the aggregate) that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(e) Parent, Seller and the Company shall have delivered to Purchaser certificates signed by a duly authorized executive officer of each of Parent and Seller, dated the Closing Date, certifying that, to the knowledge and belief of such Persons, the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(f) Seller shall have delivered to Purchaser on the Closing Date a statement from Seller in accordance with Section 1445(b)(2) and Treasury Regulation Section 1.1445 -2(b) certifying that Seller is not a “foreign person” as such term is defined in Treasury Regulation Section 1.1445 -2(b)(2)(i).

(g) Seller shall have delivered to Purchaser the resignations of the managers, directors and officers of the Company set forth on Schedule 6.5, effective as of the Closing, in a form reasonably acceptable to Purchaser.

(h) Parent and Seller shall have delivered to Purchaser the Audited Financial Statements and, if applicable, the Unaudited September 30, 2010 Financial Statements as required by and pursuant to Section 6.12 hereof, and the Audited Financial Statements shall be consistent in all material respects with the 2009 Financial Statements for such periods.

8.3. Conditions to the Obligations of Parent and Seller. The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, as of the Closing Date, of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects, or in the case of representations and warranties qualified by or subject to an except for Material Adverse Effect or materiality, in all respects, on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date.

(b) Each of the covenants of Purchaser to be performed and/or complied with as of or prior to the Closing shall have been performed and/or complied with in all material respects.

(c) Purchaser shall have delivered to Parent and Seller a certificate signed by an officer of Purchaser, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.

ARTICLE IX.

TERMINATION/EFFECTIVENESS

9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned only as provided below:

(a) by written consent of Purchaser, Parent and Seller;

(b) prior to the Closing, by written notice from Purchaser to Parent and Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent, Seller or the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by Parent, Seller or the Company through the exercise of commercially reasonable efforts, then, for a period of up to ten (10) days after receipt by Parent and Seller of notice from Purchaser of such breach, but only as long as Parent and Seller continue to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective until, and such termination shall become effective only if, the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the Termination Date (provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if the Purchaser’s failure to fulfill any obligation under this Agreement is the primary cause of the failure of the Closing to occur on or before such date), or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order; or

(c) prior to the Closing, by written notice from Parent and Seller to Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to ten (10) days after receipt by Purchaser of notice from Seller of such breach, but only as long as Purchaser continues to exercise such commercially reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective until, and such termination shall become effective only if, the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date (provided that Parent and Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent’s or Seller’s failure to fulfill any obligation under this Agreement is the primary cause of the failure of the Closing to occur on or before such date), or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order.

9.2. Effect of Termination. Upon termination of this Agreement pursuant to Section 9.1, except as provided in this Section 9.2, this Agreement will terminate and become null and void and have no effect, with no liability on the part of Parent, Seller, the Company or Purchaser, or their respective representatives, except liability for willful breach prior to the date of termination. Subject to the foregoing sentence, each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In determining losses or damages recoverable by a party hereto for another party’s breach of any representation, warranty, covenant, agreement or obligation contained herein, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by the non-breaching party (taking into consideration relevant matters, including other opportunities), which shall be deemed to be damages of such party. No termination of this Agreement shall affect the obligations of the parties contained in this Section 9.2, and Sections 11.3, 11.4, 11.5 and 11.13 shall survive the termination of this Agreement.

ARTICLE X.

INDEMNIFICATION

10.1. Survival of Representations, Warranties and Covenants. Each representation and warranty contained herein will survive the Closing and continue in full force and effect for fifteen (15) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 4.11, 4.13, 4.15 and 4.21 will survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (after giving effect to any extension or waivers thereof), (b) the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 4.1, 4.2, 4.3, 4.6, the first sentence of 4.18, 4.24 and 4.25 (the representations and warranties included in such Sections and the representations and warranties included in Section 4.15, the “Fundamental Representations”), and those set forth in Sections 5.1, 5.2, 5.5 and 5.6 will survive indefinitely and (c) any covenant contained in this Agreement will survive until such covenant is performed. No claim for breach of any representation or warranty contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing specifying, with respect to any claim not involving a claim asserted by a third party, a factual basis in reasonable detail on or before the Survival Expiration Date.

10.2. Purchaser Indemnified Parties. Except with respect to matters relating to Taxes addressed in Section 7.1, which matters shall be governed exclusively by Section 7.1, subject to Section 10.4, from and after the Closing, Parent and Seller, jointly and severally, shall indemnify and hold harmless Purchaser and its Subsidiaries and each of their respective shareholders, members, partners, Affiliates, employees, directors, managers and officers (collectively, the “Purchaser Indemnified Parties”) for any and all Damages incurred by the Purchaser Indemnified Parties to the extent based upon, arising out of or related to:

(a) any breach of any representation or warranty that Parent, Seller or the Company has made in this Agreement (other than Sections 4.12(c), (d) and (e));

(b) any breach, violation or default by Parent, Seller or the Company of any covenant, agreement or obligation (other than any representation or warranty) of Parent, Seller or the Company in this Agreement;

(c) any breach of any representation or warranty that Parent, Seller or the Company has made in Sections 4.12(c), (d) and (e) of this Agreement; provided, however, that the obligations set forth under Section 10.2(c) shall not apply with respect to the matters listed on Schedule 10.2 hereof; or

(d) the Excluded Liabilities.

10.3. Seller Indemnified Parties. Except with respect to matters relating to Taxes addressed in Section 7.1, which matters shall be governed exclusively by Section 7.1, subject to Section 10.4, from and after the Closing, Purchaser shall indemnify and hold harmless Parent and Seller and their respective Subsidiaries, and each of their respective shareholders, members, partners, Affiliates, employees, directors, managers and officers (collectively, the “Seller Indemnified Parties”) for any and all Damages incurred by the Seller Indemnified Parties to the extent based upon, arising out of or related to (a) any breach of any representation or warranty Purchaser has made in this Agreement, or (b) any breach, violation or default by Purchaser of any covenant, agreement or obligation (other than any representation or warranty) of Purchaser in this Agreement.

10.4. Limitations on Indemnification Liability. Any claims made under this ARTICLE X will be limited as follows:

(a) Indemnification Cap. The aggregate amount of all Damages incurred by an Indemnified Party for which such Indemnified Party is entitled to indemnification pursuant to:

(i) Section 10.2(a) in the case of a Purchaser Indemnified Party, or Section 10.3(a) in the case of a Seller Indemnified Party, will not exceed $20,000,000; and

(ii) Section 10.2(c) in the case of a Purchaser Indemnified Party will not exceed $30,000,000 less the aggregate amount of Damages claimed by any Purchaser Indemnified Party pursuant to subclause (i) of this Section 10.4(a);

provided that the limitations set forth in this Section 10.4(a)(i) shall not apply in respect of Damages as a result of, arising out of or relating to breaches of the Fundamental Representations or the representations and warranties included in Sections 5.1, 5.2, 5.5 and 5.6. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall Parent and Seller’s liability for Damages under Section 10.2(a) and Section 10.2(c) exceed $30,000,000 in the aggregate. In any and all events, Purchaser shall be limited in its indemnification rights hereunder to collection of Damages not to exceed the Purchase Price.

(b) Claims Basket. Notwithstanding any provision hereof to the contrary, an Indemnified Party shall only be entitled to indemnification pursuant to Section 10.2(a) or Section 10.3(a) for breach of representation or warranty to the extent the aggregate amount of all Damages incurred by such Indemnified Party for which such Indemnified Party is entitled to indemnification pursuant to:

(i) Section 10.2(a), in the case of a Purchaser Indemnified Party, or Section 10.3(a), in the case of a Seller Indemnified Party, exceeds $2,000,000 (the “Basket Amount”), at which point an Indemnified Party shall be entitled to indemnification for all such Damages in excess of the Basket Amount and such Basket Amount shall not be included in, and excluded from, any calculation of Damages; and

(ii) Section 10.2(c) in the case of a Purchaser Indemnified Party exceeds $1,000,000, at which point such Purchaser Indemnified Party shall be entitled to indemnification for all such Damages and such threshold amount shall be included in, not excluded from, any calculation of Damages;

provided that no such limitation set forth in Section 10.4(b)(i) shall apply in respect of Damages as a result of, arising out of or relating to breaches of the Fundamental Representations or the representations and warranties included in Sections 5.1, 5.2, 5.5 and 5.6.

(c) No Duplication. Any liability for indemnification under this ARTICLE X or ARTICLE VII shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such liability constituting a breach of more than on representation, warranty, covenant, agreement or obligation, or (ii) to the extent the Damages are taken into account in the calculation of the Final Closing Net Working Capital.

10.5. Indemnification Sole and Exclusive Remedy. Following the Closing, the indemnification provided for in this ARTICLE X and in ARTICLE VII shall be the sole and exclusive remedy for Damages (whether direct or by way of contribution) available to any Indemnified Party for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from this Agreement or the transactions covered hereunder, other than actions for fraud; provided that nothing contained in this Agreement shall in any manner limit any party’s right to seek specific performance, injunctive relief and other equitable relief to enforce any of the other party’s post-Closing obligations under this Agreement. Neither Parent, Seller nor Purchaser has relied on any representation or warranty, oral or written or implied by law other than those contained in this Agreement.

10.6. Claims and Procedures. If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Indemnified Party, then such Indemnified Party will give prompt written notice to the Indemnifying Party, specifying in reasonable detail and to the extent then known the nature and basis of such Indemnification Claim and the estimated amount thereof. The Indemnified Party shall also send to the Indemnifying Party copies of all relevant documentation with respect to such Indemnification Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument related thereto. Failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party (or affect the rights of the Indemnified Party to indemnification hereunder with respect to such Indemnification Claim), except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice. An Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party and to settle or compromise any such Action; provided that the Indemnifying Party will not approve of the entry of any judgment, or enter into any settlement or compromise, without the Indemnified Party’s prior written approval (which must not be unreasonably withheld, conditioned or delayed). If the Indemnified Party gives an Indemnifying Party notice of an Indemnification Claim and the Indemnifying Party does not, within twenty (20) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assume such defense, then the Indemnified Party against which such Action or Actions has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right undertake the defense, compromise or settlement of such Action or Actions and the Indemnifying Party shall have the right to participate therein at its own cost and the Indemnifying Party will be bound by any judicial determination made with respect to the Action or Actions subject to such Indemnification Claim or any compromise or settlement of the Action or Actions subject to such Indemnification Claim effected by the Indemnified Party. A claim for any matter not involving a third party may be asserted by prompt written notice to the Person from whom indemnification is sought; provided that any Indemnification

Claim in respect of any actual or alleged breach or inaccuracy of representation, warranty, covenant or agreement contained herein must be asserted in accordance with the applicable time period provided for in Section 10.1. Notwithstanding anything to the contrary, this Section 10.6 shall not apply to Tax Claims, which shall be governed exclusively by Section 7.6.

10.7. Materiality Qualifiers. For purposes of calculating the amount of any Damages incurred, arising out of or related to the failure of any representations or warranties to be true and correct or the breach of any covenants and agreements (and, for clarity, not for determining whether any breaches of representations or warranties have occurred), references to “Material Adverse Effect” or other materiality qualifiers (or correlative terms) shall be disregarded.

10.8. Tax Treatment. All amounts paid with respect to indemnity claims under this Agreement (including pursuant to ARTICLE VII) shall be treated by the parties hereto for all income Tax purposes as adjustments to the Purchase Price, and the parties agree to file their Tax Returns accordingly, unless other required by applicable Law.

10.9. Effect of Insurance, Taxes and other Reimbursements.

(a) The obligation of any Indemnifying Party to indemnify any Indemnified Party against any Damages arising under this ARTICLE X shall be reduced (i) by the amount of any insurance proceeds or other reimbursement or recovery (net of any expenses and collection costs of the recovery, increases in premiums and any retro premiums) actually received from insurers by the Indemnified Party with respect to such Damages or the underlying factors with respect thereto under any applicable policy, and (ii) the amount of additional Taxes that would otherwise be payable for the taxable period in which the Damages are sustained but for a Tax deduction or credit resulting from such Damages.

(b) If indemnification payments shall have been received prior to the collection of any payments, proceeds or benefits described above, the Indemnified Party receiving such payments shall remit to the indemnifying parties the amount of such proceeds (net of the expenses of recovery or collection thereof, any increases in premiums and any retro-premiums) to the extent of indemnification payments received by such Indemnified Party in respect of such Damages.

(c) Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Damages after becoming aware of any event or circumstance which could reasonably be expected to give rise to Damages that are indemnifiable or recoverable hereunder or in connection herewith; provided that, the obligations set forth in this Section 10.9(c) shall not expand or broaden any Person’s obligation to mitigate Damages under or pursuant to applicable law.

ARTICLE XI.

MISCELLANEOUS

11.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person (provided that if delivered outside business hours, such delivery shall be deemed to have occurred at the start of the next Business Day), (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested (with postage prepaid), (iii) when delivered by FedEx or other nationally recognized overnight delivery service (with postage prepaid), or (iv) when delivered by telecopy with transmission confirmation (provided that if delivered outside business hours, such delivery shall be deemed to have occurred at the start of the next Business Day), in each case addressed as follows:

If to Purchaser, to:

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, MD 20850

Attention:         General Counsel

Telecopy No.:   (301) 548-2992

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, DC 20004

Attention:  Scott C. Herlihy

                 Joseph A. Simei

Telecopy No.: (202) 637-2201

If to the Company, Parent or Seller, to:

FutureScripts, LLC

1901 Market Street

Philadelphia, PA 19103

Attention: I. Steven Udvarhelyi

Telecopy No.: (215) 241-2624

FutureScripts Secure LLC

1901 Market Street

Philadelphia, PA 19103

Attention: I. Steven Udvarhelyi

Telecopy No.: (215) 241-2624

Independence Blue Cross

1901 Market Street

Philadelphia, PA 19103

Attention: I. Steven Udvarhelyi

Telecopy No.: (215) 241-2624

with copies (which shall not constitute notice) to:

Independence Blue Cross

1901 Market Street

Philadelphia, PA 19103

Attention: General Counsel

Telecopy No.: (215) 241-2324

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Stephen A. Jannetta

Telecopy No.: (215) 963-5001

or to such other address or addresses as the parties may from time to time designate in writing.

11.2. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may assign this Agreement and any or all rights, or obligations hereunder (including, without limitation, Purchaser’s rights to seek indemnification hereunder) to any Subsidiary or any lender of Purchaser or any of its Subsidiaries as collateral security; provided that no such assignment shall relieve Purchaser from any obligations hereunder; provided further that upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to such assignee unless the context otherwise requires. Upon any such assignment, Purchaser shall execute and deliver such documents as Parent and/or Seller may request from Purchaser to evidence Purchaser’s affirmation of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.3. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

11.4. Expenses. Except as otherwise provided in Section 7.5, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any conflict of laws rules thereof that might indicate the application of the Laws of any other jurisdiction.

11.6. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7. Schedules . The Schedules referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, Paragraphs and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

11.8. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday). If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

11.9. Entire Agreement. This Agreement (together with the Schedules to this Agreement) constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement. Notwithstanding anything in this Section 11.9 to the contrary, the terms and conditions of that certain Confidentiality Agreement, dated as of November 20, 2009, between Purchaser and Parent shall continue and remain in full force and effect with respect to the matters identified on Schedule 11.9 hereof.

11.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, which makes reference to this Agreement, executed by Purchaser and Parent.

11.11. Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior approval of Purchaser and Parent, which approval shall not be unreasonably withheld; provided that nothing in this Section 11.11 shall restrict or prevent any party hereto from making any disclosure of this Agreement or the transactions contemplated hereby required by Law or the rules or regulations of any stock exchange or market on which the shares of capital stock of Purchaser are listed or traded.

11.12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.13. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

(b) The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to this Agreement and/or any understandings or prior dealings between the parties hereto. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

11.14. Parent Guaranty. Parent absolutely, irrevocably and unconditionally guarantees each of the payment and performance obligations, liabilities, agreements and covenants of Seller set forth in this Agreement and the transactions contemplated hereby and covenants that it shall be directly liable as principal obligor for such payment and performance obligations, liabilities, agreements and covenants.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CATALYST HEALTH SOLUTIONS, INC.

By:	/s/ Richard A. Bates
Name: Richard A. Bates Title: President & Chief Operating Officer

FUTURESCRIPTS, LLC

By:	/s/ I. Steven Udvarhelyi
Name: I. Steven Udvarhelyi Title: Executive VP – Health Services

FUTURESCRIPTS SECURE LLC

By:	/s/ I. Steven Udvarhelyi
Name: I. Steven Udvarhelyi Title: Executive VP – Health Services

INDEPENDENCE BLUE CROSS

By:	/s/ Joseph A. Frick
Name: Joseph A. Frick Title: President & CEO

QCC INSURANCE COMPANY

By:	/s/ Joseph A. Frick
Name: Joseph A. Frick Title: President & CEO